Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of June 30, 2005

by and among

Amedisys Holding, L.L.C.,

as the Purchaser,

Amedisys, Inc.,

HMR Acquisition, Inc.

and

The Stockholders and Option Holders set forth on the

Stockholder Signature Page and Option Holder Signature Page attached hereto,

as the Sellers

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made as of June 30, 2005, by and among Amedisys Holding, L.L.C., a Louisiana limited liability company (the “Purchaser”); Amedisys, Inc., a Delaware corporation (“Amedisys” and, together with Purchaser, the “Purchaser Entities”); HMR Acquisition, Inc., a Delaware corporation (the “Company”); the holders of all options and warrants to purchase Common Stock of the Company (the “Option Holders”); and the holders of all of the Common Stock of the Company (the “Stockholders”). The Option Holders and the Stockholders are listed on the option holders signature page and the stockholders signature page, respectively, and are sometimes referred to herein individually as a “Seller” and collectively as the “Sellers.” The Purchaser, the Sellers and the Company are sometimes referred to collectively herein as the “Parties.” Certain capitalized terms that are used herein are defined in Article VIII below.

WHEREAS, the Sellers collectively own 100% of the Housecall Stock;

WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Sellers all of the Housecall Stock;

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I.

THE CLOSING; PURCHASE AND SALE OF HOUSECALL STOCK

Section 1.1 Purchase and Sale of Stock and Options

At the Closing, subject to the terms and conditions set forth in Sections 7.1 and 7.2 below, as applicable, the Purchaser shall purchase from the Sellers and the Sellers shall sell, convey, assign, transfer, and deliver to the Purchaser, all of the Housecall Stock, free from Liens.

Section 1.2 Purchase Price

The purchase price (the “Purchase Price”) for the Housecall Stock shall be $106,400,000 (i) plus or minus, as the case may be, the estimated adjustment that is provided for in Section 1.5, and (ii) minus the amount of all Indebtedness of the Company or any Subsidiary existing on the Closing Date other than any such Indebtedness that either (A) will be a short-term liability on the Closing Balance Sheet, or (B) will be paid out of the Purchase Price at the Closing in accordance with Section 1.4(a)(ii). The Purchase Price shall be paid by the Purchaser as described in Section 1.4 below. The Purchase Price is subject to post-Closing adjustment, pursuant to Section 1.6 below.

Section 1.3 The Closing

(a) The closing of the purchase and sale of the Housecall Stock (the “Sale”), and the transactions relating thereto (collectively, the “Closing”) shall take place at the offices of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., 201 St. Charles Avenue, 46th Floor, New Orleans, LA 70170-4600 (or at such other location as the Parties may agree), commencing on a date and at a time that is agreed upon by the Parties or, if they cannot agree, then, subject to Section 9.1 below, at 10:00 a.m. local time on the seventh Business Day following the satisfaction of the conditions to Closing that are set forth in Sections 7.1(f) and 7.2(e). The date and time of the Closing are referred to as the “Closing Date.” Purchaser Entities may unilaterally delay the Closing Date as necessary to accord Purchaser Entities the full 10 Business Days referred to in Section 5.4.

(b) In addition to the Closing deliveries provided for elsewhere in this Agreement, the following shall also be delivered at Closing: (i) by Sellers and Purchaser, an escrow agreement (the “Escrow Agreement”) among Purchaser, Sellers and an escrow agent identified therein (the “Escrow Agent”), in the form of Schedule 1.3(b)(i) and duly executed by Sellers and Purchaser; (ii) by Sellers, a noncompetition and confidentiality agreement (the “Noncompetition Agreement”) between the Company and each of the persons listed on Schedule 1.3(b)(ii)-A, in the form of Schedule 1.3(b)(ii)-B and duly executed by each such person; (iii) by Sellers, an employment agreement (the “Services Agreement”) between the Company and each person identified on Schedule 1.3(b)(iii)-A, in the form of Schedule 1.3(b)(iii)-B, and duly executed by each such person; and (iv) by Sellers, the resignations of the directors and officers of the Company and each Subsidiary, effective at the Closing.

Section 1.4 Payment of the Purchase Price

At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1 and 7.2 below:

(a) The Purchaser will pay the Purchase Price as follows:

(i) $10,640,000 will be paid to the Escrow Agent, to be held pursuant to the Escrow Agreement;

(ii) Any amount of the Purchase Price that is designated by the Stockholders’ Representative at least three Business Days prior to the Closing to be applied to Indebtedness of the Company shall be paid as so designated;

(iii) The remainder of the Purchase Price, after deducting the payments in accordance with (i) and (ii) above and after deducting any payment made by Purchaser of Seller Commitments listed on Schedule 5.12-B, shall be paid as follows: (A) 85.51% (which percentage represents the number of shares of Common Stock of the Stockholders, divided by such number of shares plus the number of shares of Common Stock issuable upon exercise of the Options) to the Stockholders in the proportions shown on Schedule 1.4(a)(iii)(A), which proportions represent the proportionate ownership of Common Stock prior to the exercise of the Options, and (B) the remaining 14.49% (which percentage represents the number of shares of Common Stock issuable upon exercise of the Options divided by the sum of such number of shares plus the number of shares of Common Stock held by the Stockholders) to the Option Holders in the proportions shown on Schedule 1.4(a)(iii)(B), which proportions represent the number of shares to which each Option Holder is entitled upon exercise of the Options divided by the total number to which all are entitled upon such exercise. Purchaser shall deduct from the amount payable under clause (B) the aggregate amount of employee tax withholding that is applicable to the Option Holders with respect to the exercise of the Options, and shall pay such amount to the Company. The amount payable to each Option Holder under clause (B) shall in turn be reduced by the amount of such withholding (if any) applicable to that Option Holder.

All payments to be made in accordance with Section 1.4(a) shall, to the extent wire transfer instructions have been delivered to Purchaser not less than three Business Days prior to the Closing, be made in accordance with those instructions by wire transfer of immediately available funds. All payments not made by wire transfer in accordance with the preceding sentence shall be made by an official bank check drawn on a federal reserve bank.

(b) The Stockholders and Option Holders shall deliver to the Purchaser the stock certificates and option and warrant agreements representing 100% of the Housecall Stock, on a fully diluted basis, endorsed in blank or accompanied by duly executed assignment documents and with signature guaranteed.

Section 1.5 Estimated Adjustment

(a) At least five Business Days prior to the Closing, the Company shall deliver its best estimate of the Closing Balance Sheet (the “Estimated Balance Sheet”) and a calculation from that Estimated Balance Sheet of the estimated Net Working Capital as of the Effective Date (the “Estimated Net Working Capital”), determined in accordance with the definition of Net Working Capital in Article VIII and in accordance with the principles established by Section 1.6, except that such Estimated Balance Sheet and the Estimated Net Working Capital shall not be subject to the dispute resolution procedures of Section 1.6.

(b) The estimated adjustment that is referred to in clause (i) of Section 1.2 is the following:

(i) If the Estimated Net Working Capital is equal to the Target Net Working Capital, there shall be no adjustment pursuant to clause (i) of Section 1.2;

(ii) If the Estimated Net Working Capital exceeds the Target Net Working Capital, then the amount of such excess is the adjustment pursuant to clause (i) of Section 1.2, and it is a positive adjustment (that is, it is added in calculating the Purchase Price); and

(iii) If the Target Net Working Capital exceeds the Estimated Net Working Capital, then the amount of such excess is the adjustment pursuant to clause (i) of Section 1.2, and it is a negative adjustment (that is, it is subtracted in calculating the Purchase Price).

Section 1.6 Post-Closing Purchase Price Adjustment

Following the Closing Date, the Purchase Price shall be adjusted as set forth below:

(a) The Purchaser shall prepare and deliver to the Sellers within 60 days after the last day of the month in which Closing occurs, an unaudited balance sheet of the Company and its Subsidiaries as of the close of business on the Effective Date (the “Closing Balance Sheet”) and a calculation of Net Working Capital determined from the Closing Balance Sheet (the “Net Working Capital Calculation”) and adjusted in accordance with the definition of Net Working Capital in Article VIII and the provisions of Section 1.6 and 5.16. The Closing Balance Sheet and the Net Working Capital Calculation shall be prepared in a manner consistent with the application of the accounting principles applied in the preparation of the Latest Balance Sheet (but not inconsistent with GAAP), and all appropriate adjustments shall be made without regard to whether any such adjustment is or is not material.

(b) On or prior to the 30th day following the Purchaser’s delivery of the Closing Balance Sheet, the Stockholders’ Representative may give the Purchaser a written notice stating in reasonable detail the Sellers’ objections (an “Objection Notice”) to the Closing Balance Sheet and/or the Net Working Capital Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing Balance Sheet or the Net Working Capital Calculation that is not specifically objected to in the Objection Notice and which is not affected by the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Stockholders’ Representative does not give the Purchaser an Objection Notice within such 30-day period, then the Closing Balance Sheet will be conclusive and binding upon the Parties and the Net Working Capital Calculation will constitute the Net Working Capital Calculation for purposes of Section 1.6(a) above.

(c) Following the Purchaser’s receipt of any Objection Notice, the Stockholders’ Representative and the Purchaser shall attempt to negotiate in good faith to resolve such dispute. In the event that the Stockholders’ Representative and the Purchaser fail to agree on any of the proposed adjustments set forth in the Objection Notice within 30 days after the Purchaser receives the Objection Notice, the Sellers and the Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Auditors”) shall, within the 30-day period immediately following such failure to agree, make the final determination of the Net Working Capital in accordance with the terms of this Agreement. The Purchaser and the Stockholders’ Representative each shall provide the Independent Auditors with their respective determinations of the Net Working Capital Calculation. The Independent Auditors shall make an independent determination of the Net Working Capital that shall be final and binding on the Sellers and the Purchaser if such independent determination shall be within the range proposed by the Purchaser and the Sellers in the Net Working Capital Calculation and the Objection Notice. If the Independent Auditors’ determination of the Net Working Capital is outside of the range proposed by the Stockholders’ Representative and the Purchaser in the Net Working Capital Calculation and the Objection Notice, then the Net Working Capital Calculation of the party whose Net Working Capital Calculation was closer to that of the Independent Auditors shall be final and binding on the Sellers and the Purchaser. The fees, costs and expenses of the Independent Auditors shall be split equally between Purchaser, on the one hand, and Sellers, on the other, except that if the Independent Auditors’ determination of the Net Working Capital is outside of the range proposed by the Sellers and the Purchaser, then such fees, costs and expenses will be paid by the party whose Net Working Capital Calculation was different by the greater amount from that of the Independent Auditors.

(d) The terms “Closing Balance Sheet” and “Net Working Capital” shall mean the Closing Balance Sheet and Net Working Capital Calculation delivered pursuant to Section 1.6(a) as adjusted pursuant to Sections 1.6(b) and (c). The date on which the Closing Balance Sheet and Net Working Capital are finally determined pursuant to this Section 1.6 is referred to as the “Settlement Date.”

(e) If the Estimated Net Working Capital exceeds the Net Working Capital Calculation, then the Sellers shall deliver to the Purchaser by wire transfer of immediately available funds an amount equal to the amount of such excess. If the Net Working Capital Calculation exceeds the Estimated Net Working Capital, then the Purchaser shall pay 10% of such excess to the Escrow Agent and shall pay to the Sellers, in the same proportions as the payments under Section 1.4 (a)(iii) and comparably reduced by any withholding obligations of the type referred to in Section 1.4(a)(iii), by wire transfer of immediately available funds, 90% of the amount by which the Net Working Capital Calculation exceeds the Estimated Net Working Capital. All payments pursuant to this Section 1.6(e) shall bear interest from the Closing Date until paid, at a floating rate of interest equal to the prime rate reflected from time to time during that period in the Money Rates section of The Wall Street Journal.

(f) Schedule 1.6(f) provides an example of the calculation of Net Working Capital as of the Effective Date.

(g) The Parties acknowledge that the effect of calculating the Net Working Capital as of the Effective Date rather than as of the Closing Date is that changes in current assets and current liabilities of the Company and its Subsidiaries following the Effective Date will, if the Closing occurs, have been for the account of the Purchaser Entities and not of the Sellers. Consequently, and without limiting any other restrictions contained in this Agreement, the Company will not, and will cause its Subsidiaries not to, make any payment of any kind to Sellers following the Effective Date other than (i) payments that are required by contracts listed on the Contracts Schedule and payments of salaries and benefits at rates currently in effect, and (ii) other payments that will appear as current liabilities (without corresponding current assets) on the Closing Balance Sheet. In addition, all accruals that occur by reason of the Closing, such as the payment of severance and change-in-control benefits (other than such accruals related to amounts that Purchaser Entities have agreed to pay in accordance with this Agreement), shall for purposes of calculating Net Working Capital, and Delta Earnings or Delta Losses in accordance with Section 1.6(h), be deemed to have occurred as of the Effective Date. The Parties agree to make all similar adjustments that are required so that when the Closing occurs, the Parties will to the maximum possible extent be in the position in which they would have been had the Closing Date and Effective Date both occurred on the Effective Date.

(h) If the Closing occurs after July 12, 2005, the Purchase Price will be further adjusted in accordance with the following: (i) The Purchase Price shall be increased by the Delta Earnings or reduced by the Delta Losses of the Company and its Subsidiaries for the period beginning the day following the Effective Date and ending at the close of business on the Closing Date (“Delta Period”); and (ii) if Section 1.6(h) is applicable, a statement of Delta Earnings or Delta Losses, as applicable, for the Delta Period will be prepared, delivered, reviewed, and determined according to the same time schedule and process as is applicable to the preparation, delivery, review and determination of Net Working Capital, mutatis mutandis. If the Closing occurs on or before July 11, 2005, this Section 1.6(h) is of no effect.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Sellers to enter into this Agreement and to sell the Housecall Stock, the Purchaser Entities hereby represent and warrant, jointly and severally, that as of the date hereof:

Section 2.1 Organization; Corporate Power and Authorization

Amedisys is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Louisiana. Each of the Purchaser Entities has the requisite power, corporate or other, and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. Each Purchaser Entity’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by it.

Section 2.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which a Purchaser Entity is a party constitutes its valid and binding obligation that is enforceable against it in accordance with the terms thereof, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by a Purchaser Entity of the Transaction Documents to which it is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of; (ii) constitute a default under or result in a violation of; or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to, (A) its charter or bylaws or comparable organizational instruments, (B) any agreement, instrument, or other document, or any Legal Requirement to which it is a party or to which any of its assets is subject, or (C) except for any required filing under, or compliance by Amedisys with, the HSR Act, any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Government Entity, to which it or any of its assets is subject.

Section 2.3 Brokerage

The Purchaser Entities have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

Section 2.4 Financial Ability

The Purchaser has available funds sufficient to consummate the transactions contemplated by this Agreement and acknowledges that this Agreement contains no financing contingency.

Section 2.5 No Litigation

There is no lawsuit, claim, action, proceeding or investigation pending or, to the knowledge of the Purchaser Entities, threatened against the Purchaser Entities, their properties or businesses, which is reasonably expected to have a Purchaser Material Adverse Effect or restrict the ability of the Purchaser Entities to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 2.6 Investment

The Purchaser is acquiring the Housecall Stock for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser shall not offer to sell or otherwise dispose of the Housecall Stock in violation of any Legal Requirement requiring registration or qualification of any such offer, sale or other disposition. The Purchaser acknowledges that (a) the Housecall Stock has not been registered under the Securities Act, or any state securities laws, (b) there is no public market for the Housecall Stock and there can be no assurance that a public market shall develop, and (c) the Purchaser may be required to bear the economic risk of its investment in the Housecall Stock for an indefinite period of time. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, as presently in effect.

Section 2.7 Accuracy on Closing Date

Each representation and warranty set forth in this Article II and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made, except (a) as affected by the transactions expressly contemplated by this Agreement, and (b) to the extent that such representation and warranty expressly relates solely to an earlier date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES ABOUT THE SELLERS

As a material inducement to the Purchaser Entities to enter into this Agreement, each Seller hereby represents and warrants, solely as to himself, herself or itself, that as of the date hereof:

Section 3.1 Organization; Power and Authorization

Such Seller, if such Seller is an entity, is validly existing and in good standing under the laws of the state of its organization and has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller. Such Seller, if an individual, is a person of full age and full legal capacity.

Section 3.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which such Seller is a party constitutes a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) Except as set forth on the attached Conflicts Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller is a party do not and shall not:

(i) conflict with or result in a breach of the terms, conditions or provisions of,

(ii) constitute a default under or result in a violation of,

(iii) result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any liability or obligation of such Seller under, or

(iv) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity pursuant to,

(A) the certificate of incorporation or bylaws (or comparable governing instruments) of such Seller, if applicable,

(B) any agreement, instrument or other document, and any Legal Requirement, to which such Seller is a party or to which any of such Seller’s assets, including such Seller’s Housecall Stock, is subject, or

(C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which such Seller or such Seller’s assets, including such Seller’s Housecall Stock, is subject.

Section 3.3 Ownership

Such Seller holds of record, owns beneficially and has good and marketable title to all of such Seller’s Housecall Stock, as applicable, free and clear of Liens and any other security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Housecall Stock, which will survive the Closing Date.

Section 3.4 Accuracy on Closing Date

Each representation and warranty set forth in this Article III and all information contained in any certificate delivered by or on behalf of such Seller pursuant to this Agreement shall be true and correct in all material respects as of the time of the Closing as though then made (giving effect to any amended and restated Schedule to this Agreement submitted to the Purchaser prior to the Closing in accordance with Section 5.4), except (a) as affected by the transactions expressly contemplated by this Agreement and (b) to the extent that such representation and warranty expressly relates solely to an earlier date.

Section 3.5 Litigation Representation; No Litigation

There is no lawsuit, claim, action, proceeding or investigation pending or, to such Seller’s knowledge, threatened against such Seller or such Seller’s assets, properties or businesses, which is reasonably expected to have a material adverse effect on such Seller or which may or will restrict the ability of such Seller to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 3.6 Disclosure

No representation or warranty with respect to such Seller in Article III of this Agreement, no other representation or warranty concerning such Seller in this Agreement, and no statement in any related Schedule misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement and to purchase the Housecall Stock, Sellers, each of which acts severally in the respective proportions shown on Schedule IV, hereby represent and warrant that:

Section 4.1 Organization; Qualification and Corporate Power

Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership, as applicable, duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. The Company and each of its Subsidiaries are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification has not had and will not have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority or other power and authority, as applicable, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

Section 4.2 Approvals and Consents

Each Transaction Document to which the Company or a Subsidiary is a party constitutes a valid and binding obligation of the Company or such Subsidiary, as applicable, which is enforceable against the Company or such Subsidiary, as applicable, in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the attached Consents Schedule, the execution, delivery, and performance of the Transaction Documents to which any of the Company or its Subsidiaries is a party do not and shall not:

(a) conflict with or result in a breach of the terms, conditions, or provisions of,

(b) constitute a default under,

(c) give any third party the right to modify, terminate or accelerate any liability or obligation of, or charge any fee, penalty or similar payment to the Company or any Subsidiary under,

(d) result in a violation of, or

(e) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third party or Government Entity (except for the applicable requirements of the HSR Act) pursuant to:

(i) the certificate of incorporation or bylaws or similar corporate governance documents of the Company or any of its Subsidiaries,

(ii) any material agreement (including, without limitation, the agreements that are required to be listed in the Contracts Schedule), instrument or other document to which the Company or any of its Subsidiaries is a party or to which any of such entity’s assets is subject, or

(iii) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which the Company or any of its Subsidiaries or any of their assets is subject.

Section 4.3 Capitalization; Subsidiaries

(a) The entire authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, of which 5,125,000 have been designated Series A Preferred Stock and of which no shares are issued and outstanding, and (ii) 10,000,000 shares of Common Stock, of which 1,124,844 shares (all of which are included in the Housecall Stock) are issued and outstanding and 190,602 are reserved for issuance pursuant to outstanding warrants or pursuant to options granted under the Company’s 2002 Stock Incentive Plan (which warrants and options constitute the Options). All of the issued and outstanding shares of Common Stock of the Company have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record and beneficially by the Sellers as set forth on the Capitalization Schedule attached hereto. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any Subsidiary. Notwithstanding anything contained on the Capitalization Schedule, Sellers expressly warrant that the Common Stock and Options now constitute, and will at the Closing constitute, the entire equity interest in the Company, on a fully diluted basis, such that Purchaser will acquire at the Closing 100% of the equity interest in the Company and such interest will not be subject to dilution by virtue of any act or deed by any Seller or any act or deed by the Company prior to the Closing.

(b) Housecall Medical Resources, Inc., a Delaware corporation (“Housecall”), is a Subsidiary of the Company and is owned, beneficially and of record, directly by the Company. The Subsidiaries Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the number of shares of authorized capital stock of each class of its capital stock or membership interests, as applicable, (iii) the number of issued and outstanding shares or membership interests, as applicable, of each class of its capital stock or membership interests, as applicable, the names of the holders thereof, and the number of shares or membership interests, as applicable, held by each such holder, and (iv) the number of shares or membership interests, as applicable, of its capital stock or membership interests, as applicable, held in treasury. All of the issued and outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on the Subsidiaries Schedule, the Company and its Subsidiaries, collectively, hold of record, own beneficially and have good and marketable title to all of the outstanding shares or membership interests, as applicable, of each Subsidiary of the Company. As of the Closing, such shares or membership interests, as applicable, shall be free and clear of any restrictions on transfer, Liens, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries of the Company to issue, sell or otherwise cause to become outstanding any of such Subsidiary’s own capital stock or membership interests, as applicable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests, as applicable, of any of the Company and its Subsidiaries. None of the Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity ownership or participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company.

Section 4.4 Financial Statements

(a) Attached hereto as Schedule 4.4(a) are the following financial statements for the Company (collectively, the “Financial Statements”):

(i) the Company’s audited consolidated balance sheets and related statements of income and cash flows at and for each of the two fiscal years ended December 31, 2004 and 2003 and for the period from October 9, 2002 (Inception) through December 31, 2002,

(ii) Housecall’s audited consolidated balance sheets and related statements of income and cash flows (as predecessor to the Company) for the period from January 1, 2002 through November 18, 2002, and

(iii) the Company’s unaudited consolidated balance sheets and related statements of income and cash flows as prepared by management at and for the quarters ended March 31, 2005 and March 31, 2004.

(b) Except as set forth on the attached Financial Statements Schedule, each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents the financial condition of the Company and its Subsidiaries as of such dates and their results of operations and cash flows for the periods specified, except as disclosed therein; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not material) and do not contain all footnotes required under generally accepted accounting principles.

Section 4.5 Events Subsequent to the Latest Balance Sheet

Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no change in the financial condition or operating results of the Business, which has had or will have a Material Adverse Effect.

Section 4.6 Assets

The Company has good and marketable title to, or a valid leasehold interest in, the assets reflected on the Latest Balance Sheet or acquired since the date thereof, except (a) assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, and (b) as set forth on the Assets Schedule attached hereto (collectively, the “Assets”). Such assets are free of Liens, other than Permitted Liens, and are sufficient to allow the Company and the Subsidiaries to conduct the Business in all material respects as and where currently conducted.

Each of the Assets necessary for the conduct of the Business as currently conducted by the Company and its Subsidiaries and having a book value of at least $1,000 are usable in the ordinary course of business and are in good condition, normal wear and tear excepted.

Section 4.7 Compliance with Laws

Except as set forth on the attached Compliance Schedule (and other than tax matters addressed in Section 4.8, environmental matters addressed in Section 4.9, employee benefits matters addressed in Section 4.13 and regulatory matters addressed in Sections 4.18 through 4.23), each of the Company and its Subsidiaries has complied in all material respects with all Legal Requirements relating to the operation of the Business, other than those Legal Requirements the violation of which has not had and will not have a Material Adverse Effect. None of the Company and its Subsidiaries has, on or after January 1, 2002, received notice alleging any violations of Legal Requirements except as set forth on the attached Compliance Schedule.

Section 4.8 Tax Matters

Except as set forth on the attached Taxes Schedule:

(a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file on or before the Closing Date, and has paid all Taxes shown thereon as owing, or has adequately provided for such Taxes on the Financial Statements except where the failure to file Tax Returns, to pay Taxes, or to provide adequately for Taxes has not had and will not have a Material Adverse Effect.

(b) All Tax Returns required to be filed with respect to the Company or the Subsidiaries are true, correct, and complete in all material respects and have been timely filed (including extensions).

(c) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(d) No taxing authority has asserted that any of the Company or its Subsidiaries is responsible for the payment of any additional Taxes for any period. No taxing authority is currently auditing the Tax Returns of any of the Company or its Subsidiaries for any period.

(e) For United States federal income tax purposes, the Company will have a net operating loss in the amount of at least $5,000,000 for the period from January 1, 2005 through the Effective Date, which amount will not be reduced by application to prior periods.

Section 4.9 Environmental Matters

Except as described on the attached Environmental Matters Schedule:

(a) Each of the Company and its Subsidiaries is in material compliance with all applicable Environmental Laws.

(b) Each of the Company and its Subsidiaries has obtained and is in material compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of the Business.

(c) Neither the Company nor any of its Subsidiaries has received notice of violations or liabilities arising under Environmental Laws and relating to the operation of the Business, except where such violation or liability has not had and will not have a Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries has assumed or undertaken any liability or corrective or remedial obligation of any other Person arising under Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries has entered into or agreed to, nor does the Company or any Subsidiary currently intend to enter into or agree to, any consent decree or order, and the Company and Subsidiaries are not subject to any material obligation imposed by any Legal Requirement, judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Substances under, any applicable Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries has been party to any administrative or judicial proceeding under any applicable Environmental Laws either now or any time during the past five years.

(g) Neither the Company nor any of its Subsidiaries has received notice that there has been or is to be asserted any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, their respective employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any of the Subsidiaries of any plant, facility, site, area or property (including, without limitation, any plant facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Substances were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, by the Business and or any third Person, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air), and, to the Company’s Knowledge, there exists no basis for any such claim obligation, liability, loss damage or expense.

(h) Neither the Company nor any of its Subsidiaries is in material violation of or, to the Company’s Knowledge, the subject of any enforcement action by any governmental authority under, the Medical Waste Tracking Act, 42 U.S.C. §§. 6992 et seq., or any other applicable federal, state or local governmental law dealing with the disposal of medical wastes (“Medical Waste Laws”). Neither the Company nor any of its Subsidiaries has received any notice of any investigation or inquiry by any governmental authority under the Medical Waste Laws.

Section 4.10 Intellectual Property

(a) The attached Intellectual Property Schedule describes:

(i) all Intellectual Property owned by the Company or any of its Subsidiaries for which a patent or registration exists or has been applied for; and

(ii) all written licenses of Intellectual Property that the Company or any of its Subsidiaries has been granted from any third Person or has granted to any third Person.

(b) The Company and its Subsidiaries own or otherwise have the right to use, all Intellectual Property used by them in the conduct of the Business.

(c) The Intellectual Property Schedule sets forth all proceedings or actions before any court or tribunal related to any of the Intellectual Property. The Company has received no notice that any Intellectual Property is the subject of any proceeding or outstanding decree, order, judgment, agreement or stipulation that if adversely determined does or would materially restrict the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or would materially and adversely affect the validity, scope, use or enforceability of such Intellectual Property, except as set forth in the Intellectual Property Schedule.

(d) All material rights relating to the Intellectual Property are valid and enforceable, and (i) there are no facts showing and (ii) to the Company’s Knowledge, no party has asserted, that any such rights are invalid or unenforceable. Except as set forth in the Intellectual Property Schedule, and to the Company’s Knowledge, no Person has infringed or misappropriated or is infringing on or misappropriating any Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable actions to maintain their respective material Intellectual Property rights, including payment of required fees, and filing of required documents with the relevant authorities.

(e) The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of all of their respective material trade secrets and proprietary information. No material violation of such precautions that materially lessens the value of any trade secret or proprietary information of the Company or any Subsidiary has occurred.

(f) The Company and its Subsidiaries are in material compliance with all licenses for the use of software, and all software used by them is covered by a valid license.

Section 4.11 Real Estate

(a) The Company owns no real property.

(b) The attached Real Estate Schedule lists all real property that the Company or any Subsidiary leases or subleases from any other Person. Except as set forth on the attached Real Estate Schedule, with respect to each lease and sublease listed on the Real Estate Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness has not had and will not have a Material Adverse Effect.

(c) The Company and the Subsidiaries are in peaceful and undisturbed possession of each parcel of real estate leased or subleased by any of them as tenant. There exist no contractual or legal restrictions that preclude or materially restrict the Company’s or such Subsidiary’s ability to use such leased or subleased real estate for the purposes for which they are currently being used by the Company or such Subsidiary.

(d) There are no (i) condemnation proceedings by any Governmental Entity affecting any portion of any leased or subleased real property; (ii) any special assessment by any Governmental Entity affecting any portion of any leased or subleased real property; or (iii) pending or threatened enforcement proceedings by any Governmental Entity relating to an alleged zoning violation affecting any portion of any leased or subleased premises and, to the Company’s Knowledge, there is no basis for any such condemnation, special assessment or enforcement proceedings.

Section 4.12 Litigation

The attached Litigation Schedule sets forth each instance in which the Company or any Subsidiary (a) is subject to any outstanding injunction, judgment, order or decree, (b) is a party to any action, lawsuit, proceeding, hearing, investigation or other claim, (c) to the Company’s Knowledge, is subject to claims that are threatened or unasserted or (d) has received notice that it is a party to any action, lawsuit, proceeding, hearing, investigation or other claim, in or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction, in each case where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, investigation or claim has had or will have a Material Adverse Effect.

Section 4.13 Employee Benefits

The Employee Benefits Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries contributes or has an obligation to contribute. Except as set forth on the Employee Benefits Schedule:

(a) Each such Employee Benefit Plan complies in form and in operation with the applicable requirements of ERISA, the Code and the terms of such Employee Benefit Plan in all material respects, except to the extent the failure to comply has not had and will not have a Material Adverse Effect.

(b) With respect to each such Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

(c) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code (i) has been amended to reflect the changes in law imposed by GUST and EGTRRA or any other applicable change, (ii) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the

Code or may rely on an opinion or advisory letter issued to a master or prototype or volume submitter provider with respect to the tax-qualified status of the Employee Benefit Plan, and (iii) nothing has occurred since the date of such determination that could cause the Employee Benefit Plan to lose its tax-qualified status.

(d) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, or has any Liability or potential Liability under or with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any “defined benefit plan” within the meaning of Section 3(35) of ERISA or otherwise has any Liabilities or potential Liabilities under Title IV of ERISA.

(e) None of the Employee Benefit Plans requires the Company or any of its Subsidiaries to provide health, accident or life insurance benefits to retirees other than in accordance with Section 4980B of the Code.

(f) The Company has delivered or made available to the Purchaser with respect to each Employee Benefit Plan correct and complete copies of (i) all plan documents pursuant to which the plan is maintained, funded and administered, including trust agreements, insurance policies and service agreements, and all amendments to such documents, (ii) the current summary plan description and all summaries of material modification issued since the publication of such summary plan description, (iii) the most recent Internal Revenue Service determination letter, opinion or advisory letter, if applicable, and (iv) the most recent Form 5500 Annual Report and related schedules. All such Annual Reports have been timely filed.

Section 4.14 Affiliate Transactions

(a) The Related Party Schedule sets forth all Related Party Agreements in effect on the date hereof (except for oral Related Party Agreements that relate exclusively to the Company’s employment of Persons in the ordinary course of business). All Liabilities of each Seller or any of such Seller’s Related Persons or any of their respective Affiliates owed to the Company, and all Liabilities of the Company owed to any Seller or such Seller’s Related Persons or any of their respective Affiliates, will have been paid in full prior to the Closing.

(b) Except as set forth on the Related Party Schedule, no Seller or Related Person of a Seller is, alone or with one or more other Persons, an Affiliate of any entity, business or trade (other than the Company) that (i) engages in any line of business which is the same as or similar to the Business or (ii) is, or has at any time on or after January 1, 2002, engaged in any transaction with the Company. Except as set forth on the Related Party Schedule, no Seller or Related Person of a Seller or any of their respective Affiliates has or has had at any time on or after January 1, 2002, any interest in any Asset or Liability of the Company. The Company and its Subsidiaries have alternative sources, at comparable prices, for all Assets, or properties or supplies that any of them acquire from any Seller or Related Person of a Seller or any of their respective Affiliates.

Section 4.15 Insurance

The attached Insurance Schedule contains a description of each insurance policy currently maintained by the Company and its Subsidiaries with respect to their respective properties, assets and business. All such policies are in full force and effect and, to the Company’s Knowledge, no event has occurred that would, by the terms of the policy, give any insurance carrier a right to terminate any such policy.

Section 4.16 Employees

The Employees Schedule attached hereto contains a true and complete list as of the date of this Agreement of (a) the employees employed by the Company or any of its Subsidiaries, (b) the rate of all compensation paid by the Company or any of its Subsidiaries to each such employee in 2004 plus any bonus, contingent or deferred compensation related to calendar year 2004, and the rate being paid in 2005, and (c) the directors of the Company and each of its Subsidiaries. The Company and the Subsidiaries are in compliance in all material respects with all applicable laws relating to employment and employment practices and those relating to the calculation and payment of wages, including without limitation, classification of employees under the Fair Labor Standards Act of 1938, as amended, overtime, maximum hours of work, equal employment opportunity (including laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers compensation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act. Neither the Company nor any Subsidiary has entered into any collective bargaining agreement or other arrangement with any labor union and no such agreement is currently being negotiated. There has not been, since December 31, 2002, any work interruption or material labor grievance, in either case related to union activity, filed by any employee or collective bargaining unit with respect to the Company or any Subsidiary.

Section 4.17 Contracts

(a) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, neither the Company nor any Subsidiary is a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other Employee Benefit Plan, arrangement or practice, whether formal or informal;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement or contract for the employment of any officer, employee or other Person on a full-time, part-time, consulting or other basis (A) providing cash or other compensation, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or upon discharge or other termination of employment of such officer, employee or other Person following such consummation or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

(iv) contract or agreement involving any Governmental Entity;

(v) agreement with Third Party Payors;

(vi) material agreement with physicians, hospitals or nursing facilities;

(vii) agreement with any “business associates” as such term is defined in HIPAA;

(viii) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging or pledging on any material asset;

(ix) lease or agreement under which the Company or any Subsidiary is (A) lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries;

(x) contract relating to the marketing, sale, advertising or promotion of its services, where such contract involves a fee or payment by the Company or any of its Subsidiaries in excess of $25,000, other than trade promotion offers between the Company or any of its Subsidiaries and their respective customers entered into in the ordinary course of business;

(xi) other agreement which involves a consideration in excess of $10,000 annually and is not in the ordinary course of business;

(xii) any agreement with a referral source, including (without limitation) medical director arrangements, advisory contracts, and preferred provider agreements;

(xiii) any agreement with any Government Program or Private Program;

(xiv) any agreement that contains a change of control provision to which the transactions contemplated by this Agreement would apply; or

(xv) any other agreement that is material to the Company or any Subsidiary or the Business.

(b) All of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable against the Company in accordance with their respective terms, except as designated completed on such schedule and except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Except as set forth on the Contracts Schedule, neither the Company nor any of its Subsidiaries has materially defaulted under or materially breached any Material Contract, and to the Company’s Knowledge, no other party to a Material Contract has breached or cancelled or plans to breach or cancel any Material Contract.

(c) All contracts of the type referred to in Section 4.17(a)(iii)(B) are attached in their entirety to the Contracts Schedule.

Section 4.18 No Agency Action or Enforcement

Except as set forth on the Compliance Schedule:

(a) Neither the Company nor any of its Subsidiaries is currently, with respect to any Governmental Entity or Third Party Payor: (i) to the Company’s Knowledge, the subject of any material audit, inquiry, or investigation; or (ii) party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by the Company or any Subsidiary to any Government Entity or Third Party Payor, (B) requires any recoupment of money from the Company or any Subsidiary by any Governmental Entity or Third Party Payor, or (C) requires or prohibits any activity by the Company or any Subsidiary.

(b) (i) neither the Company’s nor any Subsidiary’s right to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise materially adversely affected as a result of any investigation or action by any Government Entity or Third Party Payor; (ii) neither the Company nor any Subsidiary has, on or after January 1, 2002, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Entity, Third Party Payor, trade association, professional review organization, accrediting organization, licensing agency or certifying agency, other than any such inspection, investigation, survey, audit, monitoring or other form of review that was routinely conducted by any such Governmental Entity, Third Party Payor, trade association, professional review organization, accrediting organization, licensing agency or certifying agency and was not based upon, and did not result in a finding of, any alleged improper activity, nor has the Company or any of its Subsidiaries received any notice of deficiency during the past five years in connection with their respective operations; and (iii) there are not any outstanding deficiencies or work orders of any Third Party Payor or any Governmental Entity having jurisdiction over the Company or any Subsidiary, or requiring conformity to any applicable agreement, conditions of participation, accreditation standard, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs and Private Programs.

(c) Neither the Company nor any Subsidiary is subject to (i) any proceeding to exclude or suspend a health care provider or any provider number from any Government Program or any Private Program, or (ii) any corporate integrity agreement, settlement agreement, or other comparable agreement or understanding with any Government Entity.

(d) Neither the Company nor any of its Subsidiaries has received any notice indicating that its qualification as a participating provider in any Governmental Program or Private Program may be terminated or withdrawn, nor does the Company or any of its Subsidiaries have any Knowledge that such qualification may be terminated or withdrawn.

(e) Neither the Company nor any of its Subsidiaries has any reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Entity or any Private Program.

Section 4.19 Health Care Licenses

All Health Care Licenses applicable to the Company or any of its Subsidiaries, to the extent necessary for the conduct of the Business as currently conducted: (a) have been obtained, are in effect and are set forth on the Health Care Licenses Schedule; (b) are valid and in good standing in each jurisdiction in which such Health Care Licenses or other Permits were issued or are operable; and (c) have not been subject to revocation or forfeiture by any Government Entity except where the failure to have such Health Care Licenses has not had and will not have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in the Health Care Licenses Schedule, neither the Company nor any Subsidiary is party to any order or legal or administrative proceeding with respect to any of the Health Care Licenses. Neither the Company nor any Subsidiary has received notice of any action pending or recommended by any Government Entity (or in the case of accreditation, the accrediting body) having jurisdiction over a Health Care License to revoke, withdraw or suspend any such Health Care License. No event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any Health Care License or to revoke, withdraw or suspend any such Health Care License.

Section 4.20 Compliance

(a) The Company and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards, except where the failure to do so has not had and will not have a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has complied in all material respects with all Legal Requirements pertaining to Health Care Laws, other than those Legal Requirements the violation of which has not had and will not have a Material Adverse Effect.

Section 4.21 Billing Practices

(a) All reports, cap reports, cost reports, billings, claims and other filings for professional and related services submitted by or on behalf of the Company or any of its Subsidiaries to any Governmental Entity for any Government Program, or any Third Party Payor for any Private Program, have been submitted timely and in compliance with all applicable statutes, rules, regulations and Legal Requirements and are accurate and complete in all material respects, except where any failure to so comply (either individually or in the aggregate) has not had and will not have a Material Adverse Effect. The Company and each Subsidiary have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports, cap reports, cost reports, billings, claims and other filings. Except as set forth in the Billing Practices Schedule, (a) there are no pending appeals, adjustments, challenges, audits, inquiries, additional document requests, litigation or notices of intent to audit, reopening of cost reports, or Notices of Program Reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, cap reports, cost reports, billings, claims and other filings and (b) during the last five years neither the Company nor any Subsidiary has been audited or surveyed, or otherwise examined, by any Government Program or Private Program. The Company and each Subsidiary have responded timely to all requests by Governmental Entities and Third Party Payors for information about billings. The Company and each Subsidiary have not claimed or received reimbursements from Private Programs in excess of amounts permitted by Legal Requirements or contract, except as reserved therefor as a liability on the Estimated Closing Balance Sheet.

(b) The Company and each Subsidiary have not claimed or received reimbursements from Government Programs in excess of amounts permitted by Legal Requirements or contract, except as reserved therefor as a liability on the Estimated Closing Balance Sheet. Reserves recorded on the Estimated Closing Balance Sheet as a liability with respect to adjustments in amounts paid or received on cost reports filed pursuant to a Government Program or other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)) are sufficient to pay all Liabilities that may accrue to the Company or any of its Subsidiaries, in the aggregate, with respect to such cost reports.

Section 4.22 Regulatory Compliance

(a) Those of the Company and its Subsidiaries that hold provider numbers with Medicare or Medicaid (the “Providers,” each of which is listed on the Provider Schedule) are qualified as participating providers under the programs in which they participate. None of the Providers has received any notice indicating that such qualification will be terminated or withdrawn. The Providers have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by Third Party Payors in the ordinary course of business, except where the failure to file such claims and reports has not had and will not have, individually or in the aggregate, a Material Adverse Effect, and all such claims or reports are complete and accurate in all material respects.

(b) Except as set forth on the Compliance with Laws Schedule, no employees, officers, agents, representatives, shareholders or members of the boards of directors of the Company or any Subsidiary have been convicted of or charged with a Medicare, Medicaid, other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or other Governmental Program related offense, or convicted of or charged with a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No employees, officers, agents, representatives, shareholders or members of the boards of directors of the Company or any Subsidiary have been excluded or suspended from participation in Medicare or Medicaid, or other Governmental Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs.

(c) None of the Company or any Subsidiary, or any of the Company’s or Subsidiaries’ respective directors, officers, agents, representatives, shareholders or employees, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of any of them, or (iv) to induce or reward the referral of business or services that are billed to any Government Program or Private Program.

(d) No referral source of the Company or any Subsidiary maintains an ownership interest in, or compensation arrangement with, the Company or any Subsidiary in contravention of the Stark Law.

(e) Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any Legal Requirement that would not remain available following the Closing.

Section 4.23 Reimbursement

Each of the Company and its Subsidiaries that is set forth on the Health Care Licenses Schedule or Provider Schedule as having a provider number is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act, the CHAMPUS Program, and the TriCare Program (Medicare, Medicaid, CHAMPUS and TriCare programs and all other similar federal, state or local reimbursement or governmental health care programs are hereinafter referred to collectively as the “Government Programs”). Each of such entities has current provider numbers and provider agreements for such Government Programs and for its Private Programs. The Company and its Subsidiaries are in compliance with all requirements of each Government Program and each Private Program under which any of them is presently receiving payments or is eligible to receive payments, except where failure to comply has not had and will not have a Material Adverse Effect.

Section 4.24 Broker Fees

None of the Company or any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser Entities could become liable or obligated.

Section 4.25 Operation in the Ordinary Course

Except as disclosed in the Ordinary Course Schedule and except as otherwise provided in or contemplated by this Agreement (including the schedules hereto), since the date of the Latest Balance Sheet, the Company and Subsidiaries have conducted the Business only in, and neither the Company nor any of its Subsidiaries has engaged in any transaction other than, in the ordinary course of business in connection with the operation of the Business and has not:

(a) discharged or satisfied any material Lien or incurred or paid any material obligation or Liability (absolute or contingent), other than current liabilities shown on the Financial Statements and current liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit);

(b) subjected any of its material Assets to any Lien;

(c) sold, transferred, assigned, leased or otherwise disposed of or encumbered any material Assets, except for sales of inventory in the ordinary course of business, or acquired any material Assets, except in the ordinary course of business; or canceled or compromised any debt or claim other than in the ordinary course of business;

(d) intentionally or knowingly waived or released any material rights, including without limitation, any material intangible rights;

(e) made any loan to, or entered into any transaction of any other nature with, any director or officer of the Company or Related Party of the Company other than in the ordinary course of business, in each case;

(f) received notification of cancellation or threatened cancellation of, or cancelled, amended or intentionally or knowingly waived, any material rights, individually or in the aggregate, of the Business;

(g) made any change in any method of accounting or accounting practice;

(h) suffered any other change, event, or condition which, in any case or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect; or

(i) made any change in its billing practices related to Medicare and other Government Programs.

Section 4.26 Liabilities; Liens

The Company and its Subsidiaries, on a consolidated basis, have no Liabilities of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) those reflected or reserved against in the Latest Balance Sheet (excluding the notes thereto) and not previously paid or discharged, (ii) current liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet and not previously paid or discharged, (iii) expenses incurred in connection with the transactions contemplated by this Agreement, (iv) Liabilities shown on any Schedule that is referred to in Article IV of this Agreement, and (v) obligations under (A) agreements that are listed on the Contracts Schedule or (B) other agreements that are not material and were entered into by the Company in the ordinary course of its business, consistent with its past practices. Except as described on the Liens Schedule, neither the Company nor any Subsidiary nor any of their respective properties, assets and rights is subject to or affected by any Lien, other than Permitted Liens.

Section 4.27 Receivables

All of the accounts and notes or other advances receivable of the Company, including trade accounts, are valid and enforceable claims arising in the ordinary course of business.

Section 4.28 Aliens

All employees of the Company and its Subsidiaries are (i) citizens of the United States or (ii) non-citizens of the United States who are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for the Company or a Subsidiary in their specific jobs. The Company and its Subsidiaries have complied in all material respects with all record-keeping requirements applicable to employees who are not citizens, including (without limitation) Form I-9.

Section 4.29 Change of Control Benefits

The Company is not a party to any agreement, and has not established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any person performing services for the Company which would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code.

Section 4.30 No Continuing Obligations

The Company has no obligation or commitment to provide medical, dental or life insurance benefits or retirement benefits to any Person after the termination of such Person’s employment, except to the extent required under the continuation of coverage provisions of Section 4980B of the Code and the parallel provisions of ERISA.

Section 4.31 ERISA Compliance

All applicable reporting and disclosure requirements imposed under ERISA and the Code have been met, with respect to the Employee Benefit Plans subject to such requirements; there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Employee Benefit Plans subject to Title IV of ERISA; and to the extent applicable, the Employee Benefit Plans comply with the requirements of ERISA and the Code. There are no pending or, to the Knowledge of the Company, threatened claims against or otherwise involving any Employee Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of a plan’s activities) has been brought against or with respect to any Employee Benefit Plan; all contributions required to be made to any Employee Benefit Plan as of the Closing Date have been made or such contributions have been accrued on the books of the Company; with respect to any Employee Benefit Plan that is subject to Title IV of ERISA, the Company has not incurred any direct or indirect liability under Title IV of ERISA in connection with any termination thereof or withdrawal therefrom, and there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

Section 4.32 Absence of Changes

Since the date of the Latest Balance Sheet, except as the Changes Schedule sets forth, none of the following has occurred with respect to the Company or any Subsidiary:

(i) any circumstance, condition, event or state of facts (either singly or in the aggregate), which has caused, is causing or will cause a Material Adverse Effect;

(ii) any change in its authorized or outstanding capital stock (or comparable equity interests) or derivative securities;

(iii) any declaration or payment of any dividend or other distribution, direct or indirect, on account of its capital stock (or comparable equity interests);

(iv) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any of its capital stock (or comparable equity interests) or any outstanding warrants, options or other rights to acquire or subscribe for or purchase its capital stock (or comparable equity interests);

(v) any payment or distribution of, or any commitment to pay or distribute, any cash, property or other asset if, for purposes of the Code, that payment or distribution would (or reasonably could be expected to) constitute a constructive dividend to any Seller;

(vi) any increase in, or any commitment or promise to increase, the rates of cash compensation paid to any of its directors, officers or employees, or the amounts or other benefits paid or payable under any Employee Benefit Plan, except for ordinary and customary bonuses and salary increases for employees (other than the Sellers or their immediate family members) at the times and in the amounts consistent with its past practice;

(vii) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or other assets outside of the ordinary course of its business consistent with its past practices;

(viii) any waiver of any of its material rights or claims, singly or in the aggregate;

(ix) any incurrence by it of any Indebtedness or any guaranty not constituting its Indebtedness, or any commitment to incur any Indebtedness or any such guaranty;

(x) any investment in the capital stock (or comparable equity interests), derivative securities or Indebtedness of any Person;

(xi) any capital expenditure or series of related capital expenditures by it in excess of $100,000, or commitments by it to make capital expenditures totaling in excess of $100,000;

(xii) any change in the terms of payment by its customers for any services it performs or products it sells the effect of which is to enable the Company to recognize revenues in its consolidated statement of operations for any period ending on or before the Closing Date which, but for that change, the Company would recognize after the Closing Date;

(xiii) any change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third Persons;

(xiv) any transaction by it outside the ordinary course of its business or not consistent with its past practices; or

(xv) any change in insurance coverage or insurance policy limits.

Section 4.33 Books and Records

The books of account, minute books, stock record books, and other records of the Company and each Subsidiary, all of which have been made available to Purchaser, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company and each Subsidiary contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders (or members or other comparable equity holders), the Boards of Directors (or managers or comparable bodies), and committees of the Board of Directors (or of managers or comparable bodies).

Section 4.34 Disclosure

No representation or warranty in Article IV of this Agreement, no other representation or warranty concerning the Company in this Agreement, and no statement in any related Schedule misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 4.35 No Adverse Effects

Neither the execution or delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will: (i) cause a default or termination, with notice or lapse of time or both, under any agreement that is listed or required to be listed on the Contracts Schedule; (ii) cause any of the Company’s or its Subsidiaries’ Health Care Licenses to be terminated or suspended or subject to termination or suspension; (iii) cause any Liability of the Company or any Subsidiary to be accelerated or increased, or (iv) have any Material Adverse Effect with respect to the Company or any Subsidiary.

ARTICLE V.

COVENANTS

The Parties agree as follows with respect to the period (a) between the execution of this Agreement and the Closing, in the case of Sections 5.1 through 5.5, 5.7 and 5.14 below, (b) at the Closing, in the case of Section 5.13 below, (c) following the Closing in the case of Sections 5.6, 5.9, 5.10, and 5.11 below, and (d) at all times in the case of Sections 5.8, 5.12 and 5.15 below:

Section 5.1 General

Each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

Section 5.2 Operation of Business; No-Shop

(a) From the date of this Agreement through the Closing, except as the Purchaser may approve otherwise (with such approval not to be unreasonably withheld), or as otherwise expressly contemplated or permitted by the Transaction Documents, the Company shall and shall cause the Subsidiaries to conduct the Business in the ordinary course in accordance with past practice, except for application of the Company’s cash to repayment of Indebtedness or distribution to shareholders from time to time, which applications shall be taken into account in calculating Net Working Capital.

(b) From the date of this Agreement through the Closing, neither Sellers nor the Company shall (i) issue or permit the issuance of any equity interest in or derivative security of the Company or any Subsidiary, other than Common Stock issued upon exercise of Options, (ii) sell or offer to sell or negotiate with any Person with respect to any sale of equity securities or assets of the Company or any Subsidiary, (iii) enter into any agreement with respect to a business combination or share exchange involving the Company or any of its Subsidiaries or negotiate with any Person any such transaction, or (iv) provide confidential information to any Person other than as required by Legal Requirements to be provided to Government Entities.

Section 5.3 Access to Records

Prior to the Closing, subject to the terms of the Confidentiality Agreement, the Company shall afford to the officers, employees, accountants, legal counsel and other representatives of Purchaser access to the officers, employees, legal counsel, auditors, properties, books, records and personnel (and, at an appropriate time to be agreed by Purchaser and the Company, the customers and vendors) of the Company and its Subsidiaries, in order for Purchaser to make such due diligence investigation as it reasonably desires in connection with the transactions contemplated by this Agreement.

Section 5.4 Notice of Developments

Prior to the Closing, the Sellers and the Company shall promptly notify the Purchaser in writing of any development causing a breach of any of the representations and warranties in Articles III and IV above. Purchaser shall have the right to terminate this Agreement pursuant to Section 9.1(f) below by reason of such notice, if Purchaser exercises that right within 10 Business Days after receiving such notice. If Purchaser does not exercise its right to terminate, the written notice given prior to the Closing pursuant to this Section 5.4 shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Articles III and IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder in the absence of such notice. From the date of this Agreement until the Closing, the Purchaser Entities promptly shall notify the Sellers if any representation and warranty of the Purchaser Entities set forth in this Agreement was untrue when made or subsequently has become untrue.

Section 5.5 Public Announcements

Prior to the Closing, (a) none of the Company and the Sellers shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of Purchaser, except as may be required by law; and (b) Purchaser, Sellers (acting through the Stockholders’ Representative) and the Company shall jointly agree on the content and substance of all such public announcements concerning the transactions contemplated hereby, subject to Amedisys’ disclosure obligations as a public company.

Section 5.6 Litigation Support

In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the Purchaser Entities and the Sellers agree to (i) cooperate with the contesting or defending party and its counsel, (ii) make available the employees of the Business then employed by the Purchaser Entities to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (iii) subject to an acceptable confidentiality agreement, provide access to books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

Section 5.7 HSR Act

In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority. Each Party shall pay its own fees and expenses associated with compliance under the HSR Act, except that filing fees shall be evenly split between Purchaser and Sellers and each Party shall pay its own legal fees and expenses.

Section 5.8 Transaction Expenses; Transfer Taxes

The Purchaser Entities and the Sellers shall bear their own costs and expenses (including legal, accounting, investment banking and other fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Party incurring them will pay any and all transfer taxes, stamp and recording taxes, sales, use and gross receipts taxes and other miscellaneous closing fees or costs associated therewith. Other miscellaneous expenses and any title insurance premiums, and certification costs and other miscellaneous expenses in connection therewith, if any, shall be paid by the Party incurring them.

Section 5.9 Further Assurances

From and after the Closing, the Purchaser Entities and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 5.10 Record Retention

Prior to the sixth anniversary of the Closing Date, neither the Purchaser Entities nor any of their respective Affiliates shall dispose of or destroy any of the books and records of the Company or any Subsidiary that may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of any of the Sellers without first offering, for a period of 30 days, to deliver such records to the Stockholders’ Representative.

Section 5.11 Release of Company

Effective only from and after the Closing, each Seller hereby releases, acquits and forever discharges the Company and each of its Subsidiaries, and each of their respective directors and officers (or persons serving in comparable capacities) of and from any Liability that the Company or any such Subsidiary, director or officer has or may have to such Seller, and any claim such Seller has or may have in respect thereof, including (without limitation) any claim arising by reason of any breach by the Company of any of its warranties, representations or covenants in any Transaction Document. Notwithstanding the preceding sentence, this provision shall not release the Liabilities listed on the Release Schedule.

Section 5.12 Employees.

At the Closing the Company shall cause Housecall to deliver to each management employee of Housecall designated as such on the Employees Schedule who has not been offered continued employment on terms substantially equivalent to such person’s existing employment with Housecall a letter in the form attached hereto as Schedule 5.12 from Housecall stating that upon any termination by Housecall of such employee’s employment with Housecall, such management employee shall not be subject to any no-hire provision contained in the confidentiality agreements circulated by the Company’s investment bankers in connection with the solicitation of bids with respect to the acquisition of the Company, all of which agreements are substantially in the form of the agreement signed by Amedisys. The Purchaser Entities shall cause Housecall to provide a similar letter to any other employee who requests such a letter after the Closing. The Purchaser Entities shall satisfy or cause the Company to satisfy and honor all severance obligations and policies of the Company or Housecall listed on Schedule 5.12-A existing at the Closing with respect to any Housecall employee that is terminated after the Closing. Those severance obligations and policies that are listed as “Seller Commitments” on Schedule 5.12-B shall be promptly paid by Sellers to any extent they are not reserved as current liabilities on the Closing Balance Sheet and not paid by Purchaser out of the Purchase Price.

Section 5.13 Certain Rights

Sellers represent (severally, as provided in Article IV) that they have no contractual or other rights under contracts by which Sellers (or any of them) acquired their respective interests in the Company or any Subsidiary and that any such rights are held by the Company directly.

Section 5.14 Efforts to Close

Each of the parties shall exercise its reasonable best efforts to cause to be satisfied all conditions to closing that are within its power or control.

Section 5.15 Lock Box Facility

Not less than one Business Day prior to the Closing, Sellers will, and will cause Housecall and its Affiliates to, instruct Healthcare Business Credit Corporation to discontinue the sweep of funds out of the Housecall General Collections Account effective on the Closing Date and, following payment in full to Healthcare Business Credit Corporation, to disburse to the Company all cash that, at any time at or after the Closing, is in that account.

Section 5.16 Adventists Workers Compensation Claims

The Company has recognized a liability of approximately $3,655,000 in its balance sheet of December 31, 2004, representing the workers compensation Liability of the Company (on a consolidated basis) arising to Persons listed on Schedule 5.16, who are employees (or former employees) of the Adventists or its Affiliates, caused by the insolvency of Reliance Insurance Company and a high deductible under a policy of Travelers Insurance Company (the “Adventist Workers Compensation Liability”). The Parties have reduced the Purchase Price to reflect the Adventist Workers Compensation Liability. The Parties have agreed (i) that, for purposes of the Net Working Capital adjustment under Section 1.6 and the related calculation of Estimated Net Working Capital, no portion of the Adventist Workers Compensation Liability will be recorded as a current liability, and (ii) that, for purposes of the representations and warranties of Sellers in Article IV, the Adventist Workers Compensation Liability will be conclusively deemed to be $3,655,000 as of December 31, 2004, and at all times thereafter through the Closing Date.

ARTICLE VI.

SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties

Each of the representations and warranties contained in Articles II, III and IV or elsewhere in this Agreement shall survive the Closing under this Agreement and shall continue to survive thereafter through the second anniversary of the Closing Date, after which second anniversary they shall terminate and be of no further effect as among the Parties, except as provided below. Notwithstanding the preceding sentence, (i) survival shall be unlimited to the extent a representation and warranty bears upon a Seller’s title to the Housecall Stock, the Company’s title to the common stock of Housecall, the Housecall Stock constituting 100% of the equity of the Company on a fully diluted basis or the common stock of Housecall owned by the Company constituting 100% of the equity of Housecall on a fully diluted basis; and (ii) survival shall be for the applicable statute of limitations (including any period of interruption or tolling) with respect to the assertion by third Persons, including Governmental Entities, of Liabilities constituting a breach of a representation or warranty with respect to (A) Taxes and other Governmental Recoveries, (B) HIPAA and Environmental Laws, (C) Employee Benefit Plans, including ERISA Liabilities, and (D) Liabilities related to, and compliance with Legal Requirements related to, Health Care Licenses and Government Programs. The limitations on survival of representations and warranties as provided by this section shall not apply with respect to claims by the Purchaser Entities for fraud or willful misconduct by Sellers (or any of them), the Company or any Subsidiary in connection with the transactions contemplated by this Agreement.

Section 6.2 Indemnification Obligations of the Sellers

(a) Subject to the provisions of Section 6.4 below, each Seller (severally and not jointly with any other Seller) shall indemnify and hold harmless the Purchaser Entities and their respective Affiliates, stockholders, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) from and after the Closing, in respect of the entire Loss (subject to the limitations set forth in Section 6.4) which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (i) the breach by such Seller of any of the covenants made by such Seller in this Agreement or in any other Transaction Document, or (ii) the breach by such Seller of any of the representations and warranties of such Seller contained in Article III or any related Schedule; and

(b) Subject to the provisions of Section 6.4 below, each Seller severally (and not jointly and severally with any other Seller) in accordance with such Seller’s proportionate interest set forth on Schedule IV shall indemnify and hold harmless the Purchaser Indemnitees from and after the Closing, in respect of the entire Loss (subject to the limitations set forth in Section 6.4) which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (i) the breach of any of the representations and warranties set forth in Article IV or any related Schedule or any other representation in this Agreement that pertains to the Company or any Subsidiary or (ii) the breach by the Company of any of the covenants of the Company in this Agreement or any other Transaction Document to be performed at or prior to the Closing.

For purposes of Section 6.2(a) and (b), all qualifications in such representations and warranties that are based on materiality, or Material Adverse Effect or Change, or that contain the word “material” or any variation, shall be read as if the word “material” (or variation thereof) were omitted, except that this sentence shall not apply to the following: (i) the word “material” in Section 3.6 and Section 4.4(b), (ii) the word “material” in Section 4.17(a)(xv), (iii) the words “Material Contract” in Section 4.17(b), (iv) the words “material” and “Material Adverse Effect” in Section 4.20(b), (v) the words “not material” in Section 4.26, (vi) the word “Material” in Section 4.32(i), (vii) the word “material” in Section 4.34, and (viii) the word “Material” in Section 4.35. Where this paragraph requires the word “material” to be stricken from a defined term (like “Material Adverse Effect”), the remaining words (in this example, “adverse effect”) shall have their common meaning.

Section 6.3 Indemnification Obligations of the Purchaser

Subject to the provisions of Section 6.4 below, the Purchaser Entities, jointly and severally, shall indemnify and hold harmless the Sellers and their respective Affiliates, stockholders, officers, managers, directors, employees and agents (collectively, the “Sellers Indemnitees”) from and after the Closing, in respect of any Loss which any Sellers Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of:

(a) the breach by the Purchaser Entities of any of the covenants made by them in this Agreement or any other Transaction Document, and the breach by the Company of any of the covenants of the Company in this Agreement or any other Transaction Document to be first performed after the Closing, and

(b) the breach of any of the representations and warranties of the Purchaser Entities contained in Article II or elsewhere in this Agreement.

For purposes of this Section, all qualifications in such representations and warranties that are based on materiality, or Material Adverse Effect or Change, or that contain the word “material” or any variation, shall be read as if the word “material” (or variation thereof) were omitted, except that this sentence shall not apply to the word “Material” in Section 2.5. Where this paragraph requires the word “material” to be stricken from a defined term (like “Material Adverse Effect”), the remaining words (in this example, “adverse effect”) shall have their common meaning.

Section 6.4 Limitations on Indemnification

(a) No party shall be entitled to assert any claim for indemnification pursuant to Sections 6.2(a)(ii), 6.2(b)(i) or 6.3(b) unless such claim is asserted by an Indemnification Claim Notice given prior to the expiration of the representation or warranty giving rise to such claim (provided that a claim that is barred by the passage of time under one representation and warranty may nevertheless be brought under another if it is not barred under that other), and then only until the aggregate amount of the Losses attributable to the Purchaser Indemnitees or the Sellers Indemnitees, as the case may be, exceeds $750,000.00 (the “Basket Amount”); provided, however, that (i) thereafter the Indemnifying Party or Parties shall indemnify the Purchaser Indemnitees or Seller Indemnitees, as the case may be, only for Losses in excess of the first

$500,000.00, but not for the first $500,000.00 and (ii) the foregoing limitation relating to aggregate Losses exceeding the Basket Amount shall not be applicable to any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of the breach of any of the representations and warranties set forth in Section 4.21(b). Notwithstanding anything in this Agreement to the contrary, the maximum aggregate obligation of the Sellers, in the aggregate, pursuant to Section 6.2 shall not exceed twenty-five percent (25%) of the Adjusted Purchase Price, except that the aggregate limitation shall be one hundred percent (100%) of the Adjusted Purchase Price with respect to the following, of which 25% of the liability shall also be applied against the 25% limitation of liability: (1) Liabilities of the Company or any Subsidiary pursuant to the Apria Stock Purchase Agreement; (2) Sellers’ title to the Housecall Stock; (3) the Company’s title to the common stock of Housecall; (4) the Housecall Stock constituting the entire equity interest in the Company on a fully diluted basis; (5) the common stock of Housecall owned by the Company constituting the entire equity interest of Housecall on a fully diluted basis; (6) validity and enforceability of this Agreement; (7) Taxes; and (8) judgments, fines, and monetary penalties, settlements and requirements arising out of investigations, actions, demands, or charges brought by the Office of Inspector General, the U.S. Department of Justice, a state Medicaid Fraud Control Unit or other administrative, enforcement or prosecutorial authority, related to health care fraud, abuse or other misconduct, including (without limitation) overbilling, kickbacks, Stark violations, HIPAA violations, or violations of the Medicare Conditions of Participation (the matters referred to in this clause (8) are collectively the “Governmental Recoveries”).

(b) The foregoing indemnification provisions shall be the sole and exclusive remedy and procedure for all claims for breach of any representation or warranty or covenant contained herein or in any of the Schedules or Exhibits attached hereto, except (i) as provided in Section 9.2(c) and (ii) that all remedies available at law or in equity shall be available with respect to a claim by the Purchaser for fraud or willful misconduct by Sellers (or any of them), the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, in which event none of the limitations provided by Section 6.1 or 6.4 shall apply except that the aggregate limitation of liability shall be one hundred percent (100%) of the Adjusted Purchase Price.

(c) In calculating the amount of Losses suffered or incurred by a Purchaser Indemnitee for which indemnification is sought hereunder, there shall be deducted the amount of any actual recovery by such Purchaser Indemnitee, net of the expenses (including legal fees and expenses) incurred by any such Purchaser Indemnitee in connection with such recovery, from (i) occurrence-based insurance policies maintained by the Company at any time prior to the Closing, and (ii) claims-made-based insurance policies maintained by the Company at any time following the Closing but only to the extent that such recovery would also have been available under claims-made policies maintained by the Company immediately prior to the Closing, as if the Loss had occurred immediately prior to the Closing, taking into account all relevant provisions of such policies maintained prior to the Closing, including deductible, retention and policy limits. Neither the Company nor any other Purchaser Indemnitee shall be obligated hereby to maintain insurance coverages or to pursue any such insurance recovery, but shall notify Sellers of any determination not to pursue recovery (and, in the case of clause (ii) only, of the existence of policies that reasonably might provide coverage for the indemnifiable Loss), in which event Sellers shall be entitled to pursue such claim on behalf of the Company at the sole risk and expense of Sellers with respect to any retroactive premium adjustment that is permitted by the applicable policy (but only to the extent attributable to such claim pursued by Sellers), the costs and expenses (including attorney’s fees) of pursuing such claim, and claims and Liabilities (including attorney’s fees) resulting from any counterclaims or demands by the parties to such litigation (which risk and expense shall not be deemed indemnification paid under Article VI). Notwithstanding anything hereinabove to the contrary, in any policy period, if all claims made by the Sellers and the Purchaser (and Purchaser’s Affiliates) cause the aggregate coverage limits of any of such policies to be exceeded, then the Sellers shall return to the Purchaser promptly upon demand therefor the lesser of (1) such excess, or (2) the amount of insurance proceeds recovered by Sellers from their claim or by the Purchaser Indemnitee in Sellers’ behalf.

Section 6.5 Indemnification Procedures

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 6.2 or 6.3 above (an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Government Entity or other third Person (a “third party claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Sections 6.2(a)(ii), 6.2(b)(i) or 6.3(b) above must be made by written notice given within the applicable survival period specified in Section 6.1 above). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). Failure to give or delay in giving notice shall not excuse the Indemnifying Party from liability for indemnification except to any extent to which the Indemnifying Party is actually prejudiced by such failure or delay or if the Indemnification Claim Notice is delivered after the time specified in Section 6.1.

(b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article VI with respect to Losses arising from any third party claims that are subject to the indemnification provided in Section 6.2 or 6.3 above shall be governed by the following additional terms and conditions:

(i) At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.

(ii) Notwithstanding Section 6.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ counsel (following written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (such consent not to be withheld unreasonably) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any obligations on it other than monetary obligations that are being fully discharged simultaneously by the Indemnifying Party.

(c) Manner of Payment.

(i) Any indemnification obligations of the Sellers pursuant to Section 6.2 shall be paid promptly by wire transfer of immediately available funds, to an account designed in writing by the applicable Purchaser Indemnitees, within 15 days after the determination thereof.

(ii) Any indemnification obligations of the Purchaser pursuant to Section 6.3 shall be paid promptly by wire transfer of immediately available funds, to an account designated in writing by the applicable Seller Indemnitees, within 15 days after the determination thereof.

Section 6.6 Miscellaneous Indemnification Provisions

(a) Indemnification payments from a Seller to a Purchaser Indemnitee shall be deemed a reduction in the Purchase Price.

(b) In order to secure the payment of any amounts due under Section 6.2, Sellers hereby pledge and assign unto the Purchaser Entities and the other Purchaser Indemnitees the entire interest of Sellers in and to the escrow fund that is held by the Escrow Agent under the Escrow Agreement from time to time, it being intended that Purchaser and such other Purchaser Indemnitees shall have a first Lien with respect to the escrow fund in preference and priority over all other creditors of Sellers or any of them.

(c) Purchaser and Sellers shall, within 30 days following the first, second and third anniversaries of the Closing Date, jointly instruct the Escrow Agent to distribute to Stockholders’ Representative an amount equal to (i) one-third of the escrow fund, with respect to the first anniversary, (ii) one-half of the escrow fund, with respect to the second anniversary, and (iii) the entire escrow fund, with respect to the third anniversary, in each case reduced by (A) the amount of pending claims on such anniversary, as reasonably estimated by Purchaser, and (B) the amount of claims paid from the escrow fund since the Closing Date, in the case of the first anniversary, or since the previous anniversary, in the case of each subsequent anniversary. The excess (if any) of the amount withheld to cover a pending claim shall be paid out upon resolution, including payment in full, of that claim, except to the extent such excess may be needed to cover a deficiency in the amount withheld to cover any other pending claim. Purchaser and Sellers shall issue written instructions to the Escrow Agent as necessary to cause the provisions of this Section 6.6(c) to be implemented.

(d) Purchaser shall be entitled to obtain payment of resolved indemnification claims from the escrow fund, even if the amount of the payment exceeds the interest in the fund of the Seller or Sellers who are responsible for such indemnification. In that event, each Seller whose obligation is extinguished by a payment from the fund that exceeds such Seller’s interest in the fund shall promptly pay the amount of such excess to the other Sellers in accordance with their respective interests.

(e) Each Seller shall have a proportionate right to the benefit of the Basket Amount that is provided by Section 6.4 and the 25% and 100% aggregate liability amounts that are provided by Section 6.4. If, because of the way those amounts are applied, any Seller is deprived of such Seller’s proportionate benefit of those amounts, Sellers shall make appropriate adjustments among themselves.

(f) Should Purchaser Indemnitees assert a claim for indemnification under this Article VI for all or part of which the Company or any of its Subsidiaries would be entitled to indemnification under the Purchase Agreement dated June 4, 2002 by and among Centennial Healthcare Corporation, Adventist Health System Sunbelt Healthcare Corporation, North American Health Services, Inc. (collectively, the “Adventists”) and Housecall Medical Resources, Inc. (the “Adventist Agreement”), the Company will, promptly upon request of the Stockholders’ Representative, and will cause its Subsidiaries to, assign to Sellers the rights of the Company and its Subsidiaries to such indemnification under the Adventist Agreement, which rights Sellers shall be entitled to pursue at their sole risk and expense with respect to the costs and expenses (including attorney’s fees) of pursuing such claim and claims and Liabilities (including attorney’s fees) resulting from any counterclaims or demands by the parties to such litigation (which risk and expense shall not be deemed indemnification paid under Article VI). If the Company and its Subsidiaries are not permitted to assign such claim then they will permit Sellers to proceed in the name of the Company and its Subsidiaries, at the same risk and expense to Sellers described above. The parties will provide support to each other, in accordance with Section 5.6 hereof, with respect to assertion of claims against the Adventists hereunder .

ARTICLE VII.

CONDITIONS TO THE CLOSING

Section 7.1 Conditions of the Purchaser Entities’ Obligation

The Purchaser Entities’ obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in Articles III and IV above shall be true and correct in all material respects at and as of the Closing as though then made and each of the Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by any of them pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Opinion of Counsel. The Purchaser Entities shall have received (i) from DLA Piper Rudnick Gray Cary US LLP, special counsel for the Sellers, an opinion addressed to the Purchaser Entities and dated as of the Closing Date, substantially in the form of Schedule 7.1(c)-1 attached hereto, and (ii) from Ralph Blasey III, general counsel of Allied Capital Corporation, an opinion addressed to the Purchaser Entities and dated as of the Closing Date, substantially in the form of Schedule 7.1(c)-2 attached hereto.

(d) Absence of Changes. Since the date hereof, no Material Adverse Change and no occurrence or circumstances that have a Material Adverse Effect shall have occurred.

(e) Closing Documents. Sellers shall have delivered to the Purchaser Entities the following documents:

(i) a certificate of Sellers, dated as of the Closing Date and signed by Sellers or by Stockholders’ Representative in their behalf, expressly certifying that the conditions set forth in Section 7.1(a) have been met;

(ii) a copy of the resolutions duly adopted by the board of directors, and, if applicable, the stockholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Company;

(iii) certificates of public officials (each dated not more than 10 Business Days prior to the Closing), as to the good standing of each of the Company and its Subsidiaries in its jurisdiction of incorporation or formation, as applicable, and in each jurisdiction in which it is qualified to do business.

(f) Legal Requirements. All Legal Requirements, including (without limitation) those under the HSR Act, under any Health Care laws or regulations and under any of the Company’s Health Care Licenses, shall have been fulfilled or complied with.

(g) Consents. All consents required for the continued validity following the Closing of any Health Care License of the Company or any Subsidiary shall have been obtained and delivered to Purchaser.

(h) HBCC. The Company shall have taken all action required so that the lock-box arrangement between Housecall and Healthcare Business Credit Corporation shall terminate no later than the Closing Date and receipts of Housecall thereafter shall be free and clear of such arrangement.

(i) Seller Indebtedness. All indebtedness of Sellers to the Company or any Subsidiary set forth or required to be set forth on the Affiliate Transactions Schedule shall have been paid in full.

(j) Stockholders Agreement. Sellers shall have terminated the Stockholders Agreement dated as of November 18, 2002, as amended by the First Amendment dated as of January 16, 2003.

(k) Certain Agreements. The parties to each agreement set forth on Schedule 7.1(k) shall have confirmed to Purchaser in writing that such agreement (i) is in full force and effect, (ii) will not be breached by the transactions contemplated by this Agreement, and (iii) for a period of six months following the Closing, may be terminated by the Company or Subsidiary, as applicable, on written notice of at least 30 days, and without any penalty whatsoever.

(l) Certain Indebtedness. The Indebtedness of the Company and its Subsidiaries to Allied Capital Corporation, Healthcare Business Credit Corporation and MTS Housecall, LLC shall have been paid in full prior to or simultaneously with the Closing.

Any condition set forth in this Section 7.1 may be waived by the Purchaser, except the condition in Section 7.1 (f).

Section 7.2 Conditions of the Sellers’ Obligation

The Sellers’ obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article II above shall be true and correct in all material respects at and as of the Closing as though then made, and the Purchaser shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following such consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Opinion of Counsel. The Sellers shall have received from Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., special counsel for the Purchaser Entities, an opinion addressed to the Sellers and dated as of the Closing Date, substantially in the form of Schedule 7.2(c) attached hereto.

(d) Purchaser Closing Documents. The Purchaser shall have delivered to the Sellers the following documents:

(i) a certificate of an officer of each Purchaser Entity, dated as of the Closing Date and signed by an executive officer of such Purchaser Entity, expressly certifying that the condition in Section 7.2(a) has been met;

(ii) a copy of the resolutions duly adopted by the board of directors of each Purchaser Entity authorizing its execution, delivery and performance of each Transaction Document to which it is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of such Purchaser Entity; and

(iii) a certificate (dated not less than 10 Business Days prior to the Closing), of the Secretary of State of the state of organization or incorporation of each Purchaser Entity as to its good standing in such state.

(e) Legal Requirements. All Legal Requirements, including (without limitation) those under the HSR Act, under any healthcare laws or regulations and under any of the Company’s Health Care Licenses, shall have been fulfilled or complied with.

Any condition set forth in this Section 7.2 may be waived by the Sellers except the condition in Section 7.2(e).

ARTICLE VIII.

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accreditation Body” means all Persons or Governmental Entities having jurisdiction over the accreditation, certification, licensing, evaluation or operation of any of the facilities or services of the Company.

“Adjusted Purchase Price” means the Purchase Price plus any increase, or minus any decrease, caused by the adjustments described in Sections 1.5 and 1.6.

“Adventist Agreement” has the meaning specified in Section 6.6(f).

“Adventist Workers Compensation Liability” has the meaning set forth in Section 5.16.

“Adventists” has the meaning set forth in Section 6.6(f).

An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

“Agreement” means this Agreement (including its Schedules and any Exhibits).

“Apria Stock Purchase Agreement” means the Stock Purchase Agreement dated March 30, 2004 by and between Housecall and Apria Healthcare, Inc.

“Assets Schedule” means the disclosure schedule referred to in Section 4.6.

“Basket Amount” has the meaning set forth in Section 6.4.

“Business” means the respective businesses of the Company and its Subsidiaries, as conducted on the date of this Agreement.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capitalization Schedule” means the disclosure schedule referred to in Section 4.3.

“Changes Schedule” means the disclosure schedule referred to in Section 4.32.

“Closing” and “Closing Date” have the respective meanings set forth in Section 1.3.

“Closing Balance Sheet” has the meaning specified in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company’s Knowledge” means the actual knowledge of John Heller, John Morris, Wayne Judy, Debbi Mayshark or the compliance head of Housecall, or any of the other persons identified on Schedule VIII-A, or such knowledge as would have been obtained after investigation consistent with the performance of any such person’s duties in the ordinary course of business.

“Compliance Schedule” means the disclosure schedule referred to in Section 4.7.

“Compliance with Laws Schedule” means the disclosure schedule referred to in Section 4.22(b).

“Confidentiality Agreement” means the Confidentiality Agreement regarding the confidentiality obligations of the Purchaser, executed by the Purchaser as of March 2, 2005, a copy of which is attached hereto as Schedule VIII-B.

“Conflicts Schedule” means the disclosure schedule referred to in Section 3.2.

“Contracts Schedule” means the disclosure schedule referred to in Section 4.17.

“Consents Schedule” means the disclosure schedule referred to in Section 4.2.

“covenant” means any covenant, agreement or commitment.

“Delta Earnings” means with respect to the Company and its Subsidiaries for the Delta Period, the total of the following (in each case determined on a consolidated basis in accordance with GAAP consistently applied in accordance with the Company’s past practice) (a) net income for the Delta Period, plus (b) the sum of (i) interest expense (other than interest paid in cash during the Delta Period), and (ii) depreciation, amortization, and other non-cash expenses for the Delta Period. The calculation of Delta Earnings excludes any effect of the Adventist Workers Compensation Liability.

“Delta Losses” means a Delta Earnings calculation that is a negative, rather than positive, number.

“Delta Period” has the meaning set forth in Section 1.6(h)(i).

“Developments Schedule” means the disclosure schedule referred to in Section 4.5.

“Disposal” has the meaning set forth in the Solid Waste Disposal Act.

“Effective Date” means the close of business on June 30, 2005, except that if the Closing occurs on or after July 31, 2005, the Effective Date shall be July 31, 2005.

“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any multiemployer plan), (d) Employee Welfare Benefit Plan or fringe benefit plan or program, (e) any other compensation or benefit plan, contract, program, practice, policy or arrangement, whether written or unwritten, maintained by, sponsored by, contributed to or participated in by the Company or any ERISA Affiliate of the Company at any time prior to the Closing Date, including, without limitation, all pension, profit-sharing, stock bonus, severance, termination or change in control benefits, vacation or sick pay, disability, cafeteria or other premium conversion, medical and life insurance plans, deferred compensation, bonus or performance awards, and any plan, practice, policy or arrangement providing for the actual or phantom ownership of any Common Stock or other securities of the Company, or (f) any other plan or arrangement by which is provided any benefit that is customarily regarded as an “employee benefit”.

“Employee Benefits Schedule” means the disclosure schedule referred to in Section 4.13.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Sec. 3(2).

“Employees Schedule” means the disclosure schedule referred to in Section 4.16.

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Sec. 3(l).

“Environmental Laws” means all federal, state, and local statutes, regulations and ordinances concerning the pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right-to-Know Act of 1986.

“Environmental Matters Schedule” means the disclosure schedule referred to in Section 4.9.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meaning of Section 414(m) or (o) of the Code.

“Estimated Balance Sheet” has the meaning specified in Section 1.5(a).

“Estimated Net Working Capital” has the meaning specified in Section 1.5(a).

“Financial Statements” has the meaning specified in Section 4.4.

“Financial Statements Schedule” means the disclosure schedule referred to in Section 4.4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” or “Governmental Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of federal or state government, including the U.S. Department of Health and Human Services (DHHS), the Center for Medicare and Medicaid Services or its fiscal intermediary and carrier agents, the DHHS Office of Inspector General, the U.S. Department of Justice, any state attorney general, any state Medicaid Fraud unit, the Office of Civil Rights, and any state department of health.

“Government Programs” has the meaning set forth in Section 4.23.

“Governmental Recoveries” has the meaning specified in Section 6.4(a).

“GUST” means the Uruguay Round Agreements Act (GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ‘97), the Internal Revenue Service Restructuring and Reform Act of 1998 (RRA ‘98), and the Community Renewal Tax Relief Act of 2000 (CRA).

“Hazardous Substance” means any blood borne pathogens, needle stick hazards, hazardous waste, hazardous, radioactive or toxic substance, petroleum or petroleum products with respect to which liability is imposed, or which are regulated, pursuant to any Environmental Laws.

“Health Care Laws” means all Legal Requirements, other than Environmental Laws, that relate to any of the following: (i) handling by the Company and its Subsidiaries of etiologic or similar agents, radioactive medical materials and medical waste; (ii) Health Care Licenses; (iii) corporate practice of medicine; (iv) survey, certification, conditions of participation and standards as each relates to the eligibility of the Company and its Subsidiaries for obtaining Health Care Licenses or participation in Government Programs and Private Programs ;(v) handling and dispensing of drugs by the Company and its Subsidiaries; (vi) fraud and abuse, anti-kickback, anti-referral, false claims, reimbursement, reporting and cost reporting, ownership and disclosure, in each case as it relates to participation by the Company and its Subsidiaries in Government Programs and Private Programs, (vii) treatment and reporting by the Company and its Subsidiaries relating to infectious disease; (viii) Government Programs; (ix) Private Programs; and (x) medical records and patient privacy.

“Health Care Licenses” means all licenses, Permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, and other authorizations granted by any health care regulatory agency or other Government Entity, Accreditation Body or Third Party Payor relating to or affecting the Business or the Company or any Subsidiary, the ownership, operation, maintenance, management, use, regulation, development or expansion of the Company or any Subsidiary, the provision of health care services thereby, and/or the reimbursement of health care costs relating thereto.

“Health Care Licenses Schedule” means the disclosure schedule referred to in Section 4.19.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations thereunder.

“Housecall” has the meaning specified in Section 4.3(b).

“Housecall Stock” means all the issued and outstanding Common Stock and Options.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Immediate Family Member” of a Seller means at any time: (i) if that Seller is a natural person, (A) any child, grandchild, sibling or child of a sibling (by blood or legal adoption) or spouse of that Seller at that time, or any child, grandchild, sibling or child of a sibling of that spouse and (B) any spouse of any such child, grandchild, sibling or child of any such sibling; and (ii) if that Seller is an entity whose ultimate beneficial owner is a natural person or persons, (A) any child, grandchild, sibling or child of a sibling (by blood or legal adoption) or spouse at that time (if not then an ultimate beneficial owner of that entity), or any child, grandchild, sibling or child of a sibling of that spouse and (B) any spouse of any such child, grandchild, sibling or child of any such sibling, of such ultimate beneficial owner or owners.

“including” means “including, without limitation.”

“Indebtedness” of any Person means, without duplication, (i) any Liability of that Person (A) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (B) evidenced by notes, bonds, debentures or similar instruments, (C) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP as in effect on the date of this Agreement permits to be classified and accounted for as operating leases and classified as loans for purposes of the Code (that is, so-called synthetic leases) or (D) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person, and (ii) any Liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty.

“Indemnification Claim Notice” has the meaning specified in Section 6.5.

“Indemnified Party” has the meaning specified in Section 6.5.

“Indemnifying Party” has the meaning specified in Section 6.5.

“Independent Auditors” has the meaning specified in Section 1.5.

“Insurance Schedule” means the disclosure schedule referred to in Section 4.15.

“Intellectual Property” means to the extent used by the Company or any Subsidiary in the conduct of the Business as of the Latest Balance Sheet Date, all patents and patent applications; registered and material unregistered copyrights; registered and material unregistered trademarks, service marks, trade names or domain names; computer software; all trade secrets, know-how, manufacturing and production processes, recipes, drawings, and designs.

“Intellectual Property Schedule” means the disclosure schedule referred to in Section 4.10.

“Latest Balance Sheet” means the Company’s audited balance sheet as of December 31, 2004, except that if Ernst & Young LLP has, prior to the Closing, completed a quarterly review of the Company’s unaudited balance sheet at March 31, 2005, reasonably satisfactory to Purchaser, then “Latest Balance Sheet” means that unaudited balance sheet.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

“Lien” means any charge, claim, interest, equitable interest, lien, option, pledge, security interest, right of first refusal, proxy, shareholders agreement or restriction of any kind, including (without limitation) any restriction on use, voting, transfer, receipt of income or exercise of any attribute of ownership.

“Liens Schedule” means the disclosure schedule referred to in Section 4.26.

“Litigation Schedule” means the disclosure schedule referred to in Section 4.12.

“Loss” means, with respect to any Person, any Liability, cost, damage, deficiency, penalty, fine or other loss or expense (including reasonable attorney’s fees of any Indemnified Party except as otherwise provided in Section 6.5(b)(ii)), whether or not arising out of a third party claim, against or affecting such Person. Loss includes any loss of profits caused by any suspension or cessation of business operations of the Company or any Subsidiary, to the extent such suspension or cessation is caused, directly or indirectly, by facts whose existence constitutes a breach of a warranty, representation or covenant of any Seller or the Company. Loss does not otherwise include consequential damages except to the extent such damages are asserted in a third party claim.

“Material Adverse Change” means an event, condition or circumstance or related series thereof that results in a Material Adverse Effect on the Business, results of operations or condition of the Company, exclusive of any effect arising from or related to (a) any general condition affecting the industry in which the Business is engaged, (b) the announcement or pendency of any of the transactions contemplated by the Agreement, (c) any action taken by Sellers or the Company at the Purchaser’s request or pursuant to the Transaction Documents, (d) acts of war or terrorism, (e) any fully insured (subject to any retention or deductible) Material Adverse Effect, (f) general economic, political and financial market changes, (g) any reduction in regulatory reimbursement rates taking effect after the date hereof, and (h) any matters specifically disclosed in the schedules attached to this Agreement.

“Material Adverse Effect” means a material adverse effect on the Business, properties, assets, liabilities, results of operations or condition of the Company and its Subsidiaries, taken as a whole.

“Material Contracts” has the meaning specified in Section 4.17.

“Medicaid” means the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq.) and any successor statute.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq.) and any statute succeeding thereto.

“Medical Waste Laws” has the meaning set forth in Section 4.9.

“Net Working Capital” means, for purposes of Sections 1.5 and 1.6 above, the excess of the consolidated current assets of the Company and its Subsidiaries as of the closing of business on the Effective Date over the consolidated current liabilities of the Company as of the closing of business on the Effective Date determined in accordance with GAAP, consistently applied in accordance with the Company’s past practice, except as otherwise specified below and calculated in conformity with the methodology set forth on Schedule 1.6(f) attached hereto. In determining consolidated current assets and liabilities hereunder, (a) all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected; (b) all known proper adjustments shall be made; (c) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included in the calculation; (d) inventory shall be accounted for on a basis consistent with the preparation of the Latest Balance Sheet; (e) all unpaid expenses of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and the process that led up to such transactions will be booked as a short-term liability in the calculation of Net Working Capital without any corresponding short-term asset (such as prepaid expenses); (f) the adjustments specified in Sections 1.6 and 5.16 shall be made; (g) all determinations shall be made after giving effect to any bonus and retention payments paid prior to or in connection with the completion of the transactions contemplated by this Agreement; (h) all severance payments due to John Heller, John Morris, Wayne Judy, Paula Adams and Barry Somervell pursuant to agreements in effect at the Closing shall be deemed to be current liabilities at the Effective Date; and (i) the following shall be ignored: (i) any interest receivable, (ii) any reduction in short-term debt that occurs from the payments provided for in Section 1.4(a)(ii), and (iii) any increase in current assets that occurs from the payments to the Company provided for in Section 1.4(a)(iii) and 1.6(e), except to the extent such increase is offset by increases in short-term liabilities caused by such payments.

“Net Working Capital Calculation” has the meaning set forth in Section 1.6.

“Objection Notice” has the meaning specified in Section 1.6.

“Option Holders” has the meaning set forth in the recitals to this Agreement.

“Options” means options and warrants to purchase an aggregate of 190,602 shares of Common Stock held by the holders set forth on Schedule 1.4(a)(iii)(B).

“Ordinary Course Schedule” means the disclosure schedule referred to in Section 4.25.

“Parties” has the meaning set forth in the recitals to this Agreement.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Entity to lawfully operate the Business (including any pending applications for such licenses, certificates, certificates of need, permits, consents or approvals).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, but in either event only if adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s or its Subsidiaries’ books with respect thereto, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction for amounts not yet due and payable and for which the title company has affirmatively insured against collection, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use, value or marketability of the real property which they encumber for the purposes for which it is currently used in connection with the Business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

“Proceeding” has the meaning specified in Section 6.5.

“Private Program” means any third party health care payment program in which the Company or any of its Subsidiaries participates with regard to any of its facilities or services, including, without limitation, any program, plan, insurance or assistance program that is owned, operated or administered by a Third Party Payor or other person, other than a federal health care program such as the Medicare, Medicaid and TRICARE programs. Examples of Third Party Payor Programs are the Veterans Administration and any private insurance program, ERISA plan, managed care plan, health maintenance organization, preferred provider organization, and employee assistance program.

“Provider” has the meaning specified in Section 4.22(c).

“Provider Schedule” means the disclosure schedule referred to in Section 4.22(a).

“Purchase Price” has the meaning specified in Section 1.2.

“Purchaser” has the meaning set forth in the recitals to this Agreement.

“Purchaser Indemnitees” has the meaning specified in Section 6.2.

“Purchaser Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, results of operations, prospects or condition of Amedisys.

“Real Estate Schedule” means the disclosure schedule referred to in Section 4.11.

“Related Party Agreement” means any contract or other agreement, written or oral, (i) to which the Company is a party or is bound or by which any Asset of the Company is bound or may be subject and (ii) (A) to which any Seller or any of that Seller’s Related Persons or Affiliates also is a party, or (B) of which any Seller or any of that Seller’s Related Persons or Affiliates (other than the Company) is a beneficiary.

“Related Party Schedule” means the disclosure schedule referred to in Section 4.14.

“Related Person” of a Seller means: (i) if that Seller is a natural person, (A) any Immediate Family Member of that Seller, (B) any Estate of that Seller or of any Immediate Family Member of that Seller, (C) the trustee of any inter vivos or testamentary trust of which any of the beneficiaries are Related Persons of that Seller and (D) any entity a material equity interest in which is owned by any one or more of that Seller and Related Persons of that Seller; and (ii) if that Seller is an entity, Estate or trust, (A) any Person who owns an equity interest in that Seller on the date hereof, (B) any Person who is a Related Person under clause (i) of a natural person who is a beneficial owner of that Seller or (C) any other entity a material equity interest in which is owned by any one or more of that Seller and Related Persons of that Seller. In this definition, “Estate” means, as to any natural person who has died or been adjudicated mentally incompetent by a court of competent jurisdiction, (i) that person’s estate or (ii) the administrator, conservator, executor, guardian or representative of that estate.

“Release Schedule” means the disclosure schedule referred to in Section 5.11.

“Sale” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning set forth in the recitals to this Agreement.

“Sellers Indemnitees” has the meaning specified in Section 6.3.

“Settlement Date” has the meaning set forth in Section 1.6.

“Stockholders” has the meaning set forth in the recitals to this Agreement.

“Stockholders’ Representative” has the meaning set forth in Article X.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Subsidiaries Schedule” means the disclosure schedule referred to in Section 4.3(b).

“Target Net Working Capital” means $5,700,000. This amount was derived from the draft balance sheet that is annexed as Schedule VIII-C.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

“Taxes Schedule” means the disclosure schedule referred to in Section 4.8.

“Third Party Payor Program” has the same meaning as Private Program

“Third Party Payor” means any Person or persons that maintain(s) a Third Party Payor Program.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party, pursuant to any of the foregoing.

All references to Congressional Acts include all amendments thereto and regulations thereunder.

ARTICLE IX.

MISCELLANEOUS

Section 9.1 Termination

This Agreement may be terminated:

(a) at any time prior to the Closing by mutual written agreement of the Purchaser Entities and the Sellers (or the Stockholders’ Representative acting on Sellers’ behalf); or

(b) by the Purchaser Entities, at any time prior to the Closing if any of the Sellers is in breach, in any material respect, of any of the representations, warranties or covenants made by any of the Sellers in this Agreement, which breach may not be cured with commercially reasonable efforts prior to the date set forth in Section 9.1(e); provided, however, that Purchaser Entities may not terminate this Agreement pursuant to this Section 9.1(b) if such breach is the result of a breach of any covenant, representation or warranty of the Purchaser Entities set forth in any Transaction Document; or

(c) by the Sellers, at any time prior to the Closing if either of the Purchaser Entities is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Sellers set forth in any Transaction Document).

(d) by the Sellers or the Company, or the Purchaser Entities, if there shall be any law that makes consummation of the Sale of the Housecall Stock illegal or otherwise prohibited, or if any order enjoining the Sellers, the Company or the Purchaser from consummating the Sale of the Housecall Stock is entered and such order shall have become final and nonappealable.

(e) by the Sellers or the Company, or the Purchaser Entities, at any time after August 31, 2005, if the Closing has not by that date occurred (unless the failure of the Closing to occur resulted primarily from the neglect or other fault of the Party initiating such termination).

(f) by Purchaser, as provided in Section 5.4.

Any termination of this Agreement pursuant to any of clauses 9.1(b) through (e) shall be effected by written notice from the Sellers or the Company to the Purchaser (if the Sellers or the Company is the terminating party) or the Purchaser to the Sellers or the Company (if the Purchaser is the terminating party). Any termination of this Agreement pursuant to clause 9.1(b) through (d) or (f) shall not terminate the liability of any Party for any breach or default of any covenant or other agreement set forth herein which exists at the time of such termination.

Section 9.2 Remedies

(a) Except as otherwise expressly provided in Article VI above, no failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. Except as otherwise expressly provided in Article VI above, the rights, remedies, powers and privileges provided pursuant to this Agreement are cumulative and not exhaustive of any other rights, remedies, powers and privileges which may be provided by law.

(b) Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Housecall Stock, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense that a remedy at law may be adequate in any action for specific performance hereunder.

(c) Except for injunctive or similar equitable relief and except as otherwise expressly provided in Sections 6.4(b) and 9.2(b), the indemnity provisions of Article VI shall be the exclusive remedies of the Parties to this Agreement and their respective officers, directors, members, managers, partners, employees, Affiliates, agents, representatives, successors and assigns for any and all matters, claims, actions or the like, including, but not limited to, for any breach of a representation, warranty or covenant contained in this Agreement and, with the foregoing exceptions, such parties shall not be entitled to a rescission of this Agreement or to any further rights (indemnification or otherwise) or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

(d) Except as otherwise expressly provided in Article VI, no delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 9.3 Confidentiality

Prior to the Closing, the Purchaser shall maintain all nonpublic information regarding the Company (with respect to the period prior to the Closing Date) and the Sellers and their respective Affiliates confidential in a manner consistent with the obligations of the Purchaser pursuant to the Confidentiality Agreement. For a period of five years after the date of this Agreement, the Sellers (and the Company, but only until the Closing) agree to maintain all nonpublic information regarding the Company or any Subsidiary (with respect to the period prior to the Closing Date) and the Purchaser and its Affiliates confidential and not to waive or release any obligation of confidentiality owing to the Company or any Subsidiary. Sellers and the Stockholders’ Representative shall maintain the confidence of all information concerning the Company that they receive pursuant to Section 1.6 or 5.6 or Article VI. The foregoing obligations shall not extend to information that (i) is required to be disclosed to regulators, (ii) becomes public through no fault of the Party that is obligated to keep it confidential, (iii) becomes available to such Party from a third party that has no obligation of confidentiality to the Company, a Subsidiary or Purchaser, or (iv) is required to be disclosed by subpoena or other legal process, but in that case the compelled Party shall give the other Parties reasonable notice, prior to making the disclosure, of such subpoena or other legal process.

Section 9.4 Consent to Amendments

This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, the Sellers and the Purchaser Entities. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 9.5 Successors and Assigns

Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchaser Entities or the Company prior to the Closing, except as provided in the following sentence, or by the Sellers at any time. The Purchaser Entities may (a) (at any time prior to the Closing) at their sole discretion, in whole or in part assign their rights pursuant to this Agreement, including the right to purchase the Housecall Stock, to one or more of their direct or indirect wholly owned Affiliates, and (b) designate one or more of their Affiliates to perform their obligations hereunder (in any or all of which cases the Purchaser Entities nonetheless shall remain responsible for the performance of all of their obligations hereunder).

Section 9.6 Governing Law; Jurisdiction; Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b) Courts within the State of Delaware will have exclusive jurisdiction (unless such courts deny jurisdiction) over all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

(c) Each Party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any Party hereto in the negotiation, administration, performance or enforcement hereof.

Section 9.7 Notices

All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party at the address specified below, or at such other address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 9.7.

If to the Company:

HMR Acquisition, Inc.

1400 Centerpoint Blvd.

Suite 100

Knoxville, TN 37932

Telecopy: (865)292-6287

Attn: John F. Heller, III

with copies, which shall not constitute notice to the Company, to:

Allied Capital Corporation

1919 Pennsylvania Avenue, NW

Washington, D.C. 20006-3434

Telecopy: (202) 659-2053

Attn: George Ferris

and

DLA Piper Rudnick Gray Cary US LLP

1200 Nineteenth Street, NW

Washington, D.C. 20036-2412

Telecopy: (202) 223-2085

Attn: Anthony H. Rickert, Esq.

If to the Stockholders’ Representative:

George Ferris

c/o Allied Capital Corporation

1919 Pennsylvania Avenue, NW

Washington, D.C. 20006-3434

Telecopy: (202) 659-2053

with copies as aforesaid.

If to the Purchaser Entities:

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, LA 70816

Telecopy: (225) 295-9624

Attn: Greg Browne

          Chief Financial Officer

with copies, which shall not constitute notice to the Purchaser Entities, to:

Amedisys, Inc.

11100 Mead Road, Suite 300

Baton Rouge, LA 70816

Telecopy: (225) 292-8163

Attn: Jeffrey D. Jeter,

          General Counsel

and

McKay, Williamson, Lutgring & Cochran, L.L.C.

732 North Boulevard

Baton Rouge, LA 70802

Telecopy: (225) 214-1771

Attn: Michael D. Lutgring

and

Correro Fishman Haygood

Phelps Walmsley & Casteix, L.L.P.

201 St. Charles Avenue, 46th Floor

New Orleans, LA 70170

Telecopy: (504) 586-5250

Attn: Anthony J. Correro, III and

          Louis Y. Fishman

If to a Seller, at the address noted for such Seller on the signature pages hereto. Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

Section 9.8 Schedules and Exhibits

The Schedules and Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

Section 9.9 Counterparts

The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.10 Time is of the Essence

The Purchaser and the Sellers hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.11 No Third-Party Beneficiaries

Except as otherwise expressly provided in this Agreement, no Person who or that is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.12 Headings

The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

Section 9.13 Entire Agreement

Except as otherwise provided in this Agreement, this Agreement and the Transaction Documents set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral, are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated. This Agreement does not supersede paragraphs 7 (Conduct of Business), 11 (Expenses), 13 (Publicity) and 14 (Confidentiality) of the letter of intent dated May 13, 2005 among Purchaser, Sellers, the Company and Housecall. Any violation of the covenants in those paragraphs will be deemed a violation of a covenant contained in this Agreement. Any inconsistency between this Agreement and the abovementioned paragraphs of the letter of intent shall be governed by this Agreement.

ARTICLE X.

STOCKHOLDERS’ REPRESENTATIVE

Stockholders’ Representative.

(a) Each Stockholder and Option Holder hereby irrevocably constitutes and appoints a designee of Allied Capital Corporation, initially to be George Ferris (the “Stockholders’ Representative”), as such Stockholder’s or Option Holder’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Stockholder or Option Holder.

(b) Each Stockholder and Option Holder hereby irrevocably grants the Stockholders’ Representative full power and authority on behalf of such Stockholder and Option Holder: to execute and deliver, and to accept delivery of, such documents as may be deemed by the Stockholders’ Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement; to endorse to the Purchaser and to deliver certificates representing the Shares to be sold by such Stockholder or Option Holder at the Closing; to accept, at the Closing or at any time thereafter, the purchase price for each Share sold by such Stockholder or Option Holder at the Closing, as payment in full for such Shares, and any other payment made to any of the Sellers under this Agreement, and to give receipt therefor, and to certify as to the accuracy of the representations and warranties of the Company and of such Stockholder or Option Holder under, or pursuant to the terms of, this Agreement; to (A) dispute or refrain from disputing any claim made by the Purchaser Indemnitees or any of them under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy; to enforce any claim against the Purchaser Entities arising under this Agreement; to engage attorneys, accountants and agents at the expense of the Stockholders and Option Holders; to give such instructions and to take such action or refrain from taking such action as the Stockholders’ Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement, in each case, for the ratable benefit of the Sellers as their respective interests may appear; and to take all other action that, by the terms of this Agreement, are expressly contemplated to be taken by the Stockholders’ Representative in behalf of the Sellers.

(c)	Each Stockholder and Option Holder hereby agrees that:

(i) the Company and the Purchaser Entities shall be entitled to rely on any and all action taken by the Stockholders’ Representative under this Agreement notwithstanding any dispute or disagreement among the Stockholders and Option Holders without any liability to, or obligation to inquire of, any Stockholder or Option Holder, notwithstanding any knowledge on the part of the Company or the Purchaser Entities of any such dispute or disagreement;

(ii) notice to the Stockholders’ Representative, delivered in the manner provided herein, shall be deemed to be notice to such Stockholder or Option Holder for the purposes of this Agreement;

(iii) the authority of the Stockholders’ Representative, as described in this Agreement, shall be effective until the rights and obligations of the Stockholders’ Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Stockholder or Option Holder to the Purchaser Entities under this Agreement;

(iv) if the Stockholders’ Representative resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor acceptable to the Purchaser Entities is appointed by a majority-in-interest of the Stockholders and Option Holders within thirty 30 days, then the Purchaser Entities shall have the right to appoint a Stockholders’ Representative to serve as described in this Agreement (who shall be a Stockholder) and, under such circumstances, the Purchaser Entities and the Company shall be entitled to rely on and all actions taken by such Stockholders’ Representative to the same extent as provided above; and

(v) the Stockholders’ Representative shall not be liable to any Stockholder or Option Holder for Losses with respect to any action taken or any omission by the Stockholders’ Representative pursuant to this Article X, except to the extent such Losses are caused by the Stockholders’ Representative’s gross negligence or willful misconduct.

(d) Each Stockholder and Option Holder agrees that, notwithstanding the foregoing, at the request of the Purchaser Entities, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of his/her/its Housecall Stock and acceptance of the purchase price therefor) individually on his/her/its own behalf.

(e) Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Stockholders and Option Holders under this Agreement shall be asserted, brought, prosecuted, or maintained only by the Stockholders’ Representative on behalf of the Stockholders and Option Holders. Any claim, action, suit or other proceedings, whether at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including without limitation any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Purchaser Indemnitees or any of them against the Stockholders and Option Holders by service of process on Stockholders’ Representative and without the necessity of serving process on, or otherwise joining or naming any other Stockholder or Option Holder as a defendant in such claim, action, suit or other proceeding. With respect to any matter contemplated by this Section, each Stockholder and Option Holder shall be bound by any determination in favor of or against Stockholders’ Representative or the terms of any settlement or release to which Stockholders’ Representative shall become a party.

(f) Each Stockholder and Option Holder shall indemnify the Stockholders’ Representative against any Losses (except such as result from such Stockholders’ Representative’s gross negligence or willful misconduct) that Stockholders’ Representative may suffer or incur in connection with any action taken or any omission by Stockholders’ Representative except to the extent such Losses were caused by Stockholders’ Representative’s gross negligence or willful misconduct.

{Signatures on Next Page}

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

AMEDISYS, INC.

By:	/s/ Gregory H. Browne
Name:	Gregory H. Browne
Title:	Chief Financial Officer

AMEDISYS HOLDING, L.L.C.

By:	/s/ Gregory H. Browne
Name:	Gregory H. Browne
Title:	Treasurer

HMR ACQUISITION, INC.

By:	/s/ John F. Heller, III
Name:	John F. Heller, III
Title:	Chief Executive Officer

STOCKHOLDER SIGNATURE PAGE

ALLIED CAPITAL CORPORATION

By:	/s/ Michael P Gaffney
Name:	Michael P Gaffney
Title:	Principal
[Insert address for notices]

MTS HOUSECALL, LLC

By:	/s/ Malcolm T. Kostuchenko
Name:	Malcolm T. Kostuchenko
Title:	Authorized Person
[Insert address for notices]

/s/ J. Stephen Eaton
J. Stephen Eaton
[Insert address for notices]

/s/ Alan C. Dahl
Alan C. Dahl
[Insert address for notices]

/s/ John F. Heller, III
John F. Heller, III
[Insert address for notices]

/s/ John Morris
John Morris
[Insert address for notices]

/s/ R. Riley Sweat
R. Riley Sweat
[Insert address for notices]

/s/ Andrew M. Paul
Andrew M. Paul
[Insert address for notices]

/s/ Burke Lindsay
Burke Lindsay
[Insert address for notices]

Pondfield Holdings, L.P.

By:	/s/ Andrew M. Paul
Name:	Andrew M. Paul
Title:

OPTION HOLDER SIGNATURE PAGE

/s/ Paula Adams
Paula Adams
[Insert address for notices]

/s/ Carrie Daniels
Carrie Daniels
[Insert address for notices]

/s/ Bill Edwards
Bill Edwards
[Insert address for notices]

/s/ Kent Fourman
Kent Fourman
[Insert address for notices]

/s/ John Heller
John Heller
[Insert address for notices]

/s/ Wayne Judy
Wayne Judy
[Insert address for notices]

/s/ Linda Meador
Linda Meador
[Insert address for notices]

/s/ Debbie Mayshark
Debbie Mayshark
[Insert address for notices]

/s/ John Morris
John Morris
[Insert address for notices]

/s/ Barry Somervell
Barry Somervell
[Insert address for notices]

/s/ J. Stephen Eaton
J. Stephen Eaton

/s/ Alan C. Dahl
Alan C. Dahl